UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

WellCare Health Plans, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8735 Henderson Road  –  Tampa, Florida 33634  –  (813) 290-6200  –  www.wellcare.com

                                                                                                                                                                                                            April 12, 2011

Dear Stockholder:

On behalf of the Board of Directors and the management team, it is our pleasure to invite you to attend the 2011 Annual Meeting of Stockholders of WellCare Health Plans, Inc.

As shown in the Notice of 2011 Annual Meeting of Stockholders enclosed, the Annual Meeting will be held at 10:00 a.m., Eastern Time, Wednesday, May 25, 2011 at our corporate headquarters, 8735 Henderson Road, Tampa, Florida 33634, in the Renaissance Centre building.  At the Annual Meeting we will be acting on the matters listed in the accompanying Notice.  If you require special assistance at the Annual Meeting because of a disability, please contact Timothy S. Susanin, our Secretary, at (813) 206-1393.

   We hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the Annual Meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided or vote on the Internet or by telephone.  If you attend the Annual Meeting, you may vote in person, even if you have previously voted.  However, if you hold your shares in a brokerage account, or “street name,” you will need to provide a proxy from the institution that holds your shares reflecting stock ownership as of the record date to be able to vote by ballot at the Annual Meeting.

Thank you for your support.

Sincerely,

/s/ Alec Cunningham	/s/ Charles G. Berg

Alec Cunningham	Charles G. Berg
Chief Executive Officer and Director	Chairman of the Board

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE.  IF YOU ATTEND THE ANNUAL MEETING AND PROVIDE APPROPRIATE DOCUMENTATION, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.  THANK YOU FOR VOTING PROMPTLY.

WELLCARE HEALTH PLANS, INC.

Notice of 2011 Annual Meeting of Stockholders

TIME AND DATE	10:00 a.m., Eastern Time, May 25, 2011.

PLACE	8735 Henderson Road Renaissance Centre Tampa, Florida 33634

PURPOSE
1.     To elect ten directors to hold office until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
2.     To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;
3.     To cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in this proxy statement (“Say-on-Pay” vote);
4.     To cast a non-binding advisory vote on how frequently we should provide our stockholders with a Say-on-Pay vote;
5.     To consider and vote upon a stockholder proposal regarding a political contributions and expenditures report, if properly presented at the 2011 Annual
        Meeting; and
6.     To transact such other business as may properly come before the Annual Meeting or at any convening or reconvening of the Annual Meeting following a postponement or adjournment of the Annual Meeting.

The Board recommends that stockholders vote FOR all director nominees in Proposal 1; FOR Proposals 2 and 3; for 1 YEAR Say-on-Pay votes in Proposal 4; and AGAINST Proposal 5; as outlined in the accompanying Proxy Statement.

RECORD DATE	March 28, 2011.

PROXY VOTING
It is important that you vote your shares.  You can vote your shares by completing and returning the proxy card sent to you or by voting on the Internet or by telephone.  Please refer to your proxy card or Notice of Internet Availability of Proxy Materials to determine if there are other voting options available to you.  You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

WEBCAST
A live webcast of the 2011 Annual Meeting of Stockholders will be provided through the Company’s website at www.wellcare.com.  Select About Us, then Investor Relations, then select the icon for the 2011 Annual Meeting and follow the instructions provided.  Additionally, the recorded webcast will be available on the Investor Relations website for a period of 30 days following the 2011 Annual Meeting of Stockholders.

On or about April 12, 2011, we mailed to our stockholders either (1) a copy of our Proxy Statement, a proxy card and an Annual Report or (2) a Notice of Internet Availability of Proxy Materials (“Availability Notice”), which indicates how to access the proxy materials on the Internet. We believe furnishing proxy materials to our stockholders on the Internet provides our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of getting these materials to you in connection with our Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Timothy S. Susanin

Tampa, Florida	Timothy S. Susanin
April 12, 2011	Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2011:

The accompanying Proxy Statement and the 2010 Annual Report on Form 10-K are available at www.proxyvote.com.
Please have the 12-digit control number on your Availability Notice available to access these documents.

WELLCARE HEALTH PLANS, INC.
8735 Henderson Road
Tampa, Florida 33634

Proxy Statement for Annual Meeting
To Be Held May 25, 2011

Commonly Asked Questions and Answers About the Annual Meeting

1.	Why am I receiving these materials?

These materials are being sent to you on behalf of the Board of Directors of WellCare Health Plans, Inc. (“WellCare,” the “Company,” “us” or “our”).  You are receiving these materials because you are a stockholder of WellCare that is entitled to receive notice of the 2011 Annual Meeting of Stockholders (“Annual Meeting”) and to vote on matters that will be presented at the Annual Meeting.

2.	What is the purpose of the Annual Meeting?

Our stockholders meet annually to elect directors and to make decisions about other matters that are presented at the Annual Meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.

3.	What is a proxy?

If you designate another person to vote your shares, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card to give us your proxy, you will have designated Alec Cunningham, the Company’s Chief Executive Officer and a director, and Timothy S. Susanin, the Company’s Senior Vice President, General Counsel and Secretary, as your proxies to vote your shares as directed.

4.	What is the purpose of this proxy statement?

This proxy statement provides information regarding matters to be voted on by stockholders at the Annual Meeting and other information regarding the governance of the Company.

5.	Where is the Annual Meeting?

The Annual Meeting will be held at 10:00 a.m., Eastern Time, May 25, 2011, at WellCare’s corporate headquarters, 8735 Henderson Road, Tampa, Florida 33634, in the Renaissance Centre building.  Signs will be posted to direct stockholders to the meeting room in the Renaissance Centre, as well as to parking which will be available by Building 2 or in Garage A.

6.	What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding WellCare shares. These may include: accounts with our transfer agent, Computershare Trust Company, N.A. (“Computershare”); accounts holding shares that you have acquired under the Company’s stock plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

7.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission, we are now providing access to our proxy materials on the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to some of our stockholders.  If you received an Availability Notice by mail, you will not receive a printed copy of the proxy materials unless you request one.  The Availability Notice will tell you how to access and review the proxy materials on the Internet at www.proxyvote.com.  The Availability Notice also tells you how to access your proxy card to vote on the Internet.  If you received an Availability Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions on the Availability Notice.

8.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 28, 2011. Owners of the Company’s common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.

9.	Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?

Yes. A quorum is the minimum number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is the number of shares that represent a majority of the outstanding shares of the Company as of the record date. Shares necessary to meet the quorum requirement may be present in person or represented by proxy.  There were 42,557,426 shares of our common stock issued and outstanding on the record date.  Therefore, at least 21,278,714 shares of our common stock must be present in person or represented by proxy at the Annual Meeting to satisfy the quorum requirement.

Your shares will be counted to determine whether there is a quorum if you submit a valid proxy card or voting instruction form, give proper instructions over the telephone or on the Internet, or attend the Annual Meeting in person. Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes (which are discussed in Question 16 below) are counted as present for purposes of determining a quorum.

10.	Who can vote on matters that will be presented at the Annual Meeting?

You can vote if you were a stockholder of the Company at the close of business on the record date of March 28, 2011.

11.	What is the difference between a registered stockholder and a beneficial owner?

Many WellCare stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•
Registered stockholder: If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record” or a “registered stockholder,” and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•
Beneficial owner: If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

12.	How many votes am I entitled to per share?

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes for directors.

13.	Who will count the vote?

Broadridge Investor Communication Solutions, Inc. (“Broadridge”) was appointed by our Board of Directors to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at www.broadridge.com.

14.	How do I cast my vote?

Registered stockholders: There are four ways you can cast your vote:

•	vote on the Internet at www.proxyvote.com using the control number provided to you;

•	vote by telephone at 1-800-690-6903 using the control number provided to you;

•
complete and properly sign, date and return a proxy card in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the Annual Meeting; or

•	attend the Annual Meeting and deliver your completed proxy card or complete a ballot in person.

            Beneficial owners:  Your proxy materials should include a voting instruction form from the institution holding your shares. There are up to four ways you can cast your vote:

•	vote on the Internet at www.proxyvote.com using the control number provided to you by the institution holding your shares;

•	vote by telephone using the telephone number and the control number provided to you (note: the availability of telephone voting will depend upon the institution’s voting processes);

•	complete and properly sign, date and return a voting instruction form from the institution holding your shares; or

•	obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.

Please contact the institution holding your shares for additional information.

15.	What is the voting requirement to approve each of the proposals? How do abstentions and broker non-votes affect the vote outcome?

Proposal	Vote Required	Discretionary Voting Allowed?
Proposal 1: Election of Directors	Majority of Votes Cast	No
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	Majority of Voting Power Present or Represented by Proxy	Yes
Proposal 3: Advisory Vote on Executive Compensation (“Say-on-Pay”) Proposal 4: Advisory Vote on Frequency of Say-on-Pay Vote Proposal 5: Stockholder Proposal	Majority of Voting Power Present or Represented by Proxy	No

“Votes Cast” means votes actually cast “for” or “against” a particular proposal, whether in person or by proxy.

“Voting Power Present or Represented by Proxy” means shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

A broker non-vote (a broker non-vote is explained in the answer to Question 16) on a proposal is not entitled to vote on that proposal and is not a vote cast.  Accordingly, a broker non-vote will have no effect on the vote outcome of any of the proposals.

Abstentions are considered as entitled to vote on a proposal but are not considered as having been cast “for” or “against” a proposal.  Therefore, abstentions will have no effect on Proposal 1; for all other proposals, abstentions have the same effect as an “against” vote.

Discretionary voting is explained in the answer to Question 16.

16.	What if I return my proxy card or voting instruction form but do not provide voting instructions?

Registered stockholders: If you are a registered stockholder and you return your signed proxy card, your shares will be voted as you designate on the proxy card.  If you do not return your voted proxy card, vote by phone or the Internet, or if you submit your proxy card with an unclear voting designation, your shares will not be voted.  If you return your signed proxy card and do not provide a voting designation, your shares will be voted FOR the election of all director nominees listed in Proposal 1; FOR Proposals 2 and 3; for 1 YEAR Say-on-Pay votes in Proposal 4; AGAINST Proposal 5; and in the discretion of the proxy holders as to any other matters that arise at the Annual Meeting.

Beneficial owners: In limited instances, your shares may be voted if they are held in the name of a broker, bank or other intermediary, even if you do not provide the holder with voting instructions. This is called “discretionary voting.”  Brokerage firms and banks generally have the authority, under New York Stock Exchange (“NYSE”) rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Of the five proposals scheduled to be presented at the Annual Meeting, only Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm, is considered a routine matter under the NYSE’s rules. Proposals 1, 3, 4, 5 and any other matter that may be presented at the Annual Meeting, are not considered routine. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the institution cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares represented at the Annual Meeting that constitute broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote.

17.	Can I change my mind after I submit my proxy?

Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting.

You may do this by:

•	voting again on the Internet or by telephone prior to the Annual Meeting;

•	signing another proxy card with a later date and mailing it for receipt prior to the Annual Meeting; or

•	attending the Annual Meeting in person and delivering your proxy or casting a ballot.

18.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish voting results on a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting.  The Form 8-K will be accessible at the SEC’s website at www.sec.gov or on our website at www.wellcare.com.  In addition, we will also post voting results online at www.wellcare.com/stockholdermeeting.

19.	Who will bear the costs of this proxy solicitation?

This proxy solicitation is being sent on behalf of our Board of Directors and the Company will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses of sending out proxy materials to beneficial owners.

20.	What if I have additional questions that are not addressed here?

You may call Investor Relations at (813) 206-3916, e-mail Investor Relations at investorrelations@wellcare.com, or call the Office of the Secretary at (813) 206-1393.

Proposals To Be Voted On

Proposal 1:  Election of Directors

The Board of Directors recommends a vote FOR each nominee.

Ten individuals have been nominated for election at the 2011 Annual Meeting of Stockholders, each to hold office until the 2012 Annual Meeting or until a successor has been duly elected and qualified.  The ten nominees listed below are currently directors of the Company and were elected at the 2010 Annual Meeting of Stockholders.

Unless otherwise directed, the holders of proxies intend to vote all proxies FOR the re-election of all the director nominees listed below. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, the holders of proxies may vote for the election of such other person as may be recommended by the Board of Directors.  In accordance with our bylaws, directors must receive a majority of the votes cast to be elected.

Information as of March 28, 2011 related to each of the nominees for director is set forth below:

Incumbent Directors Standing for Re-Election:

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Charles G. Berg Age 53
Mr. Berg has served as our non-executive Chairman since January 2011.  Prior to that Mr. Berg served as our Executive Chairman and as a member of our Board from January 2008 to December 2010.  Mr. Berg was Senior Advisor to Welsh, Carson, Anderson & Stowe, a private equity firm, from January 2007 to April 2009.  From April 2005 to September 2006, Mr. Berg served as Executive of UnitedHealth Group, Inc., a diversified health company, where he previously served as Chief Executive Officer of the Northeast Region from July 2004 to April 2005.  Mr. Berg currently serves as a director of DaVita, Inc., a provider of dialysis services, where he also serves on the nominating and governance, audit and compliance committees. Mr. Berg has extensive knowledge of the health care industry and capital markets as well as broad experience working with regulatory agencies.  The Board believes that Mr. Berg’s previous experience as a senior executive in the health care industry, as well as his strong operating and strategic background, provide valuable industry insight to the Board.  In particular, the Board believes that Mr. Berg’s previous tenure as Chief Executive Officer of Oxford Health Plans, Inc., a company that experienced the kind of rapid and complex changes that WellCare has undertaken in response to the changing market and regulatory environment, contributes to the strategic composition of the Board.
2008

Carol J. Burt Age 53
Ms. Burt has been principal of Burt-Hilliard Investments, a private investment and consulting service to the health care industry, since January 2008.  Ms. Burt was formerly an executive officer of WellPoint, Inc., where she served from 1997 to 2007.  Most recently, Ms. Burt served as WellPoint’s Senior Vice President, Corporate Finance and Development, from 2005 until 2007.  From 1999 to 2004, Ms. Burt was WellPoint’s Senior Vice President, Finance and Strategic Development, and from 1997 to 1998, WellPoint’s Senior Vice President, Finance and Treasury.  In her time with WellPoint, Ms. Burt was responsible for, among other things, mergers and acquisitions, strategy, strategic investments, treasury and capital, investment and real estate management.  She also oversaw financial planning and analysis, forecasting and budgeting and related matters.  In addition, WellPoint’s financial services and worldwide businesses reported to her.  The Board believes that Ms. Burt’s strategic, operational and financial experience in the managed care industry are valuable assets to the Company as it positions itself for the future.
2010

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Alec Cunningham Age 44
Mr. Cunningham joined WellCare in January 2005.  He has served as the Company’s Chief Executive Officer since December 2009.  Since June 2010, Mr. Cunningham also has served as a member of WellCare’s Board of Directors.  Prior to being elected Chief Executive Officer, Mr. Cunningham held several positions within WellCare, including Vice President of Business Development, Senior Vice President of Government Relations and New Markets, President, Florida Region and, most recently, President, Florida and Hawaii Division.  Mr. Cunningham does not currently serve on any other company’s board of directors.  The Board believes that Mr. Cunningham, as the Chief Executive Officer of the Company, should have a role as a director and a voice in Board decisions.  His detailed knowledge of the Company, its operations, personnel and industry is an important resource for the Board.
2010

David J. Gallitano Age 63
Mr. Gallitano has been President of Tucker Advisors, Inc., a private investment and consulting firm, since 2002.  Mr. Gallitano was the Chairman and Chief Executive Officer of APW, Ltd., a manufacturer of specialized industrial products and provider of related services, from 2003 to 2005 and Chairman and Chief Executive Officer of Columbia National, Inc., a residential and commercial real estate financing company, from 1993 until 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated, where he headed the Principal Transactions Group, from 1986 through 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from 1984 through 1986.  Mr. Gallitano currently serves on the board of directors of The Hanover Insurance Group, Inc., a provider of insurance products, where he also serves on the compensation committee and previously served on the audit committee. Mr. Gallitano previously served as a director, chair of the audit committee, chair of the compensation committee and a member of the nominating committee for Wild Oats Corporation, a natural and organic foods retailer, from 2004 to 2007.  The Board believes that Mr. Gallitano’s tenure as a strong operating executive with a finance and strategic background, combined with his operational experience and financial expertise, contribute valuable insight to the Board.
2009

D. Robert Graham Age 74
Senator Graham has been Chair of the Board of Oversight of the Bob Graham Center for Public Service, a political and civic leadership center at the University of Florida, since 2005. Among his other duties, Senator Graham was appointed by the President of the United States to serve as co-chair the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling from its inception in May 2010 until its report was published in January 2011.  He also served on the Financial Crisis Inquiry Commission which concluded its operations in February 2011.  Senator Graham recently served as the Chairman of the Commission on the Prevention of Weapons of Mass Destruction Proliferation and Terrorism, which published its report in the fall of 2008, and he continues the work of the Commission by serving as co-chairman of the WMD Center, a non-profit research organization.  He also serves as a member of the Central Intelligence Agency External Advisory Board.  From September 2005 until June 2006, Senator Graham served a one-year term as a senior Fellow at Harvard University’s John F. Kennedy School of Government.  From January 1987 to January 2005, he served in the United States Senate.  From January 1979 to January 1987, Senator Graham was the Governor of the State of Florida.  The Board believes that Senator Graham’s experience as a former United States Senator and former Governor of Florida, in addition to his breadth of management experience, adds valuable expertise to the Board, especially with respect to regulatory, governance and public policy matters.
2007

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Kevin F. Hickey Age 59
Since January 2008, Mr. Hickey has served as Principal of HES Advisors, a strategic advisory firm serving the health care, health care technology and life sciences industries, where he also serves as a director.  Mr. Hickey also has served as Senior Advisor to Verisk Analytics, Inc., a company specializing in health care predictive analytics, since January 2008.  From January 2006 to December 2007, Mr. Hickey served as President of D2Hawkeye, Inc. (now VeriskHealth).  Mr. Hickey previously served as a director of Healthaxis Inc., from 2000 to 2007.  He was also Founder and Chairman of IntelliClaim, Inc. from 1999 until 2005, when it was acquired by McKesson, Inc.  The Board believes that Mr. Hickey’s innovative, consumer-focused approach to information technology at a variety of companies brings a valuable advantage to the Board. The Board benefits from Mr. Hickey’s expertise in leading companies focused on the development of information systems that are easy for consumers to understand and use effectively, which is important to the Company’s health care information technology development. Mr. Hickey’s extensive experience in health care management and governance, including his role in managing operations for several major payers, including Aetna, Inc., Oxford Health Plans, Inc., Lincoln National Life Insurance Co., and Metropolitan Life Insurance Company, as well as his service from 2000 to 2007 as a director of Healthaxis Inc., a solutions provider for health care payers, further contributes to the strategic composition of the Board.
		2002

Christian P. Michalik Age 42	Since July 2004, Mr. Michalik has served as Managing Director of Kinderhook Industries, a private equity investment firm. The Board believes that Mr. Michalik brings to the Board extensive knowledge of capital markets and financial and operational expertise, as well as broad experience working with the investment community. The Board also believes that Mr. Michalik’s experience evaluating companies in the private equity industry contributes to the financial acumen of the Board.	2002

Glenn D. Steele, Jr., M.D. Age 66
Dr. Steele is the President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania, a position he has held since 2001. Dr. Steele also serves on the board of directors of Weis Markets, Inc., a supermarket chain, where he currently serves on the compensation committee.  The Board considers Dr. Steele’s significant experience in the health care industry to be a significant asset to the Company.  The Board believes that Dr. Steele brings a compelling set of attributes that enhance the Company’s ability to help people achieve lifelong well-being. Dr. Steele brings key experience from his academic and medical research and administration background, as well as experience in a variety of aspects of the health care industry.
		2009

William L. Trubeck Age 64
Since March 2011, Mr. Trubeck has served as Interim Executive Vice President and Chief Financial Officer of YRC Worldwide, Inc., a freight, shipping and trucking services company, where he also serves as a director.  He was formerly Executive Vice President and Chief Financial Officer of H&R Block, Inc., a tax services provider, from 2004 to 2007. Mr. Trubeck also serves as a director of Dynegy, Inc., a wholesale power, capacity and ancillary services company, where he also serves as a member of the compensation and human resources committee and as chair of the audit and compliance committee. Mr. Trubeck previously served as a director of Ceridian Corp. from 2006-2007, where he also served as a member of the audit committee.  The Board believes Mr. Trubeck’s extensive financial background, financial reporting expertise, and his extensive knowledge of management and operations, to be valuable contributions to the Board.  The Board believes that Mr. Trubeck brings significant experience to the Board in the area of governance of large publicly-traded companies, as well as experience working with regulatory bodies.
		2010

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Paul E. Weaver Age 65
Mr. Weaver is a former executive of PricewaterhouseCoopers, LLP.  Mr. Weaver served PricewaterhouseCoopers, LLP from 1972 until 2006, including as its Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006.  Mr. Weaver has served as a director of AMN Healthcare Services, Inc., a health care staffing and management services company, since 2006 and currently serves as the chair of AMN's audit committee and as a member of its executive committee. Since 2010, Mr. Weaver has also served as a director and as chair of the audit committee of Unisys Corporation, an information technology consulting company.  Mr. Weaver previously served as a director and member of the audit committee and the corporate governance and nominating committee of Gateway, Inc., a retail computer company, from 2006 until 2007 and as a director of Idearc Media Corp., now known as SuperMedia LLC, an advertising agency, from 2006 until 2010, where he also served as chair of the audit committee.  The Board has found Mr. Weaver’s extensive financial background and financial reporting expertise, his service as an audit partner at a multinational professional services firm and his financial leadership roles on other boards on which he has served, to be of particular value to the Board.
2010

Adoption of Majority Voting; Previous Year’s Vote Results

All director nominees are incumbent directors of the Company.  At the 2010 Annual Meeting of Stockholders, all of our director nominees met the legal requirement for election under the plurality voting standard then in effect.  However, one of our directors, David J. Gallitano, did not receive a majority of votes cast.  After the 2010 Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating Committee”) and then the full Board (in each case with Mr. Gallitano recusing himself and abstaining from the vote with respect to his own Board service) took the following actions in response to the voting results:

•
Considered the voting results and concluded that a principal cause of the withhold votes received by Mr. Gallitano was a proxy advisor’s recommendation to withhold votes from Mr. Gallitano because he served as chair of WellCare’s Compensation Committee when an equity exchange program was conducted without prior stockholder approval;

•
Considered the fact that the entire Board unanimously approved the decision to conduct WellCare’s equity exchange program without first obtaining stockholder approval due to the timing needs and the extraordinary circumstances of the Company in the aftermath of the previously disclosed government investigations;

•	Adopted a policy that the Company will not pursue an equity exchange or re-pricing program again without first obtaining stockholder approval for such program;
•	Considered that at the 2009 Annual Meeting of Stockholders Mr. Gallitano was the only director not to receive a withhold vote recommendation from the proxy advisory firm;
•
Considered the need of WellCare and the other directors to have the continued benefit of Mr. Gallitano’s leadership on the Board and the multiple committees of the Board on which he serves, including our critical need at the time for his continued service on the Special Litigation Committee, of which Mr. Gallitano has been the sole member since the inception of the related stockholder derivative actions that the Special Litigation Committee oversees;

•	Re-affirmed the Board’s determination that Mr. Gallitano’s continued Board service is in the best interests of the Company’s stockholders;
•	Considered and discussed any additional measures that the Board should take to address the voting results;
•	Adopted a majority voting standard for uncontested director elections by amending the Company’s bylaws;
•	Adopted a post-election director resignation policy by amending the Company’s Corporate Governance Guidelines to address the “holdover” director issue for future elections; and
•
Collected executed resignation letters from each incumbent director which will be effective upon the failure of such director to receive the required vote for re-election at a future meeting and the Board’s acceptance of such resignation.

More specifically, in October 2010, the Board amended Section 2 of Article III of the Company’s bylaws to provide for a majority vote standard in the election of directors in uncontested elections.  In the case of a contested election, directors will continue to be elected by a plurality vote.  Section 11 of Article III was also amended to allow for director resignations to be effective upon the occurrence of an event, if specified in the resignation.  In connection with the adoption of a majority vote standard as described above, the Board also amended the Company’s Corporate Governance Guidelines to include a director resignation policy. Pursuant to this policy, the Board will nominate for election only candidates who agree to tender, promptly after their election, a resignation that will be effective upon the failure to receive the required vote for re-election at any future meeting and the Board’s acceptance of the resignation. In addition, the Board will not nominate for re-election any incumbent director who has not signed such a resignation. The amendment attaches a form of resignation to the Corporate Governance Guidelines and each of the Company’s current directors has signed a resignation in that form. The Corporate Governance Guidelines are available on our website at www.wellcare.com.

The Nominating Committee of the Board (or another committee of independent directors if a majority of the Nominating Committee members have not been re-elected) will make a recommendation to the Board regarding whether to accept or reject any particular resignation, and whether any other action should be taken.  The Board will then make a final determination, which the Company will publicly disclose along with, if applicable, the reasons for any decision by the Board to reject a tendered resignation.

Proposal 2:  Ratification of the Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote FOR this proposal.

The Audit Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  Deloitte has served as the Company’s independent registered public accounting firm since prior to its initial public offering, including for the fiscal year ended December 31, 2010.  As a matter of good corporate governance to provide stockholders a venue to express their views on this matter, the Board has decided to seek stockholder ratification of Deloitte’s appointment. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment of the independent registered public accounting firm but may still retain Deloitte.  We anticipate that a representative of Deloitte will be present at the Annual Meeting to respond to questions and to make such statements as he or she may desire.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

Audit Fees. The following table summarizes professional fees billed by Deloitte for the years ended December 31, 2010 and 2009.

Audit, Audit-Related, Tax and Other Fees
	2010	2009
Audit Fees(1)........................................................................................................................................................................	$ 2,414,950	$ 2,459,050
Audit-related Fees(2)..........................................................................................................................................................	$ 60,000	$ 60,000
Tax Fees................................................................................................................................................................................	—	—
All Other Fees......................................................................................................................................................................	—	—

(1)
The audit services billed by Deloitte in 2010 and 2009 include services rendered for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting and the review of the interim financial statements included in our quarterly reports on Form 10-Q. This amount also includes fees billed for services normally provided by an independent auditor in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements.

(2)	The audit-related services billed by Deloitte in 2010 and 2009 related to other attest services to meet state regulatory requirements.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that is designed to assure that the services performed for us by our independent registered public accounting firm do not impair its independence from the Company. This policy sets forth guidelines and procedures the Audit Committee must follow when retaining an independent registered public accounting firm to perform audit, audit-related, tax and other services. The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that our independent registered public accounting firm may not perform for us.

   Prior to engagement, the Audit Committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories.  During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement.  In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the Audit Committee specifically approve the services prior to the independent registered public accounting firm’s commencement of those additional services.  Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee has delegated the ability to pre-approve audit and non-audit services to the Audit Committee chairperson, provided the chairperson reports any pre-approval decision to the Audit Committee at its next scheduled meeting.  The policy does not provide for a de minimis exception to the pre-approval requirements.  Accordingly, all of the 2010 and 2009 fees described above were pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Proposal 3:  Advisory Vote on Compensation of the Company’s Named Executive Officers

The Board of Directors recommends a vote FOR this proposal.

The stockholders have the opportunity at the Annual Meeting to cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in this proxy statement (“Say-on-Pay” vote) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion disclosed in the Company’s 2011 Proxy Statement, is hereby APPROVED.”

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee values the opinions that stockholders express in their votes and in any additional dialogue and will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers.  Stockholders who want to communicate with WellCare’s Board should refer to “Communication with Directors” in this proxy statement for additional information.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

Proposal 4:  Advisory Vote on the Frequency of the Company’s Say-on-Pay Vote

The Board of Directors recommends a vote for 1 YEAR Say-on-Pay votes under this proposal.

The stockholders also have the opportunity at the Annual Meeting to cast a non-binding advisory vote on how frequently WellCare should provide its stockholders with a Say-on-Pay vote (such as that provided above in Proposal 3).  By voting on this proposal, stockholders may indicate whether they would prefer having a Say-on-Pay vote every 1, 2, or 3 years, or they may abstain.

The Board is recommending an annual Say-on-Pay vote frequency because the Board believes this offers the highest level of accountability to our stockholders and provides the Compensation Committee with more timely, direct communication about our stockholders’ views of the Company’s compensation practices.  The incremental cost of holding the Say-on-Pay vote annually is considered to be minimal.

The recommendation by a non-binding advisory vote on the frequency of the Say-on-Pay vote on executive compensation that receives a majority of the votes present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be considered the frequency recommended by the stockholders. While this advisory vote on the frequency of the Say-on-Pay vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the frequency vote when establishing its frequency policy.

Proposal 5:  Stockholder Proposal Regarding Political Contributions and Expenditures Report, if Properly Presented at the Annual Meeting

The Board of Directors recommends a vote AGAINST this proposal.

The Company has been advised that Amalgamated Bank’s LongView MidCap 400 Index Fund, 275 Seventh Avenue, New York, New York 10001, a beneficial owner of 11,511 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting.   The Company has also been advised by the Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, as custodian and a trustee of the New York City Employees Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund, and as custodian of the New York City Board of Education Retirement System (collectively the “Systems”), that the Systems intend to co-sponsor the submission of the proposal set forth below.  The Systems are the beneficial owners of 34,238, 55,486, 4,790, 13,293, and 2,500 shares of the Company’s common stock, respectively.  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

“Resolved, that the shareholders of WellCare Health Plans, Inc. (the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:
            1.     Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.
            2.     Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to)
                    any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda.  The report shall include:
                    a.     An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;  and
                    b.    The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

                The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders, we support transparency and accountability in corporate spending on political activities.  These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws.  Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way.  This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”  Gaps in transparency and accountability may expose the company to reputational business risks that could threaten long-term shareholder value.

WellCare contributed at least $2.5 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures.  For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown.  In many cases, even management does not know how trade associations use their company’s money politically.  The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes.  This would bring the Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets.  Thus, we urge your support for this critical governance reform.”

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company believes that active participation in the political life of the communities in which it does business is in the best interests of the Company and its stockholders because many national and local public policy decisions affect its businesses.  As a result, the Company participates in policy debates on many issues to support the Company’s positions, and, where permitted by law and deemed appropriate by management, makes strategic political contributions and expenditures from time to time that promote the Company’s business objectives. However, the Board believes that producing the report requested by this proposal would be an unnecessary use of the Company’s resources without a commensurate benefit, as these contributions and expenditures are already subject to existing disclosure requirements and internal policies, as described below.

The Company is dedicated to the highest standard of legal compliance, disclosure and ethical behavior.  Numerous federal, state and local laws regulate the Company’s political contributions and expenditures and related disclosure. Information about the Company’s political contributions is available to the public in online databases, including certain information posted online by the Federal Election Commission.

In addition to these laws and regulations, the Company’s political contributions and expenditures are governed by internal policies.  In late 2009, the Regulatory Compliance Committee of the Company’s Board of Directors reviewed the Company’s political contribution program and adopted a structured process for development of the Company’s annual contribution plan, including adoption of the Company’s Policy on Lobbying, Government Ethics, and Political Activity.  Under this policy and internal finance policies, all corporate political contributions are subject to review, approval and processing by the Company’s Government Affairs department as well as review by both internal and external legal counsel, which ensure that all such contributions comply with applicable laws and that all of the disclosures required under those laws are timely made. All of the Company’s employees (including those of the Company’s subsidiaries) are required to adhere to these policies. The Board’s Regulatory Compliance Committee has additional ongoing oversight of the process through the receipt of regular reports from Government Affairs personnel.

The Government Affairs department also manages various trade association memberships of the Company.  The Company’s primary purpose in joining such groups is not political.  The significant benefits the Company receives from trade association membership include access to those associations’ business and industry expertise, enhancement of the public image of our industry, education about the industry and issues that affect it and support of industry best practices and standards. Depending on the trade association, a percentage of the membership dues may go to lobbying and other political activities, which would then be subject to that trade association’s disclosure requirements.  Management closely monitors the political activities of the trade associations in which the Company is a member; however, trade associations are independent organizations that may have many positions and views, not all of which are necessarily shared or supported by the Company.  We believe that requiring the Company to disclose portions of dues paid to these associations beyond what is legally required, presumably as an indication of political spending, would not provide the Company’s stockholders with a greater understanding of the Company’s business objectives and government affairs expenditures and could instead risk misrepresenting the Company’s political activities and positions.

The Company believes that the level of specific disclosure requested by the proposal could have unintended consequences and could hinder the Company’s ability to pursue its business and strategic objectives.  In general, the Board does not support the adoption of duplicative and costly new voluntary, non-mandatory disclosure obligations.  The Board believes that the level of disclosure already publicly available and the Company’s current internal policies and procedures are sufficient to provide information to the Company’s stockholders and to ensure appropriate political use of corporate funds without undermining the strategic nature of how these funds are distributed. Any additional disclosure would be duplicative and unnecessary especially in light of the Company’s significantly limited use of corporate funds for political contributions as compared to the Company’s annual total expenditures. Accordingly, the Board does not believe such additional disclosure is in the best interests of the Company and its stockholders and recommends a vote against this proposal.

Other Matters

The Board of Directors knows of no other matters that will be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

Corporate Governance

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines to promote the functioning of the Board and its committees. Among other things, the Corporate Governance Guidelines set forth criteria regarding Board member selection and qualification, establishment of committees and committee composition, executive sessions, management succession and director compensation. The guidelines also address the Board’s expectations of each director in furtherance of the Board’s primary responsibility of governing the business and affairs of the Company. In particular, the guidelines address meeting attendance and participation, other directorships and access to independent advisors, as well as new director orientation. The guidelines also contain the Board’s Majority Vote Policy, which requires a director to tender a conditional resignation in the event he or she fails to receive a majority of the votes cast in an uncontested election or a plurality of the votes cast in a contested election. Each of the Company’s current directors has executed a director resignation letter in the form attached to the Corporate Governance Guidelines, which will serve as a tender of resignation if the director fails to receive the required vote in an election, subject to acceptance by our Board. The Corporate Governance Guidelines also require that the Board conduct an annual performance evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance Guidelines are available on our website at www.wellcare.com. Alternatively, any stockholder may request a printed copy of our Corporate Governance Guidelines by contacting us as described in the section entitled “Requests for Additional Information” below.

Director Independence

   Our Corporate Governance Guidelines provide that a majority of the members of our Board must meet the criteria of independence as required by the listing standards of the NYSE.  In addition, each member of the Board’s Audit Committee, Compensation Committee and Nominating Committee must be independent.  No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company.  The Board reviews the independence of its members by requiring that each member complete disclosure and independence questionnaires and by considering all transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries.  The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.  In making independence determinations, the Board applies the standards of the NYSE in addition to any other relevant laws, rules, regulations, facts and circumstances.

Under the standards discussed above, based upon recommendations from the Nominating Committee, the Board has determined that, with the exception of Mr. Berg (who was an executive officer of the Company during 2010 and therefore is not independent) and Mr. Cunningham (who is a current executive officer of the Company and therefore is not independent), all of its current members and nominees are independent including each of the members of the Audit Committee, the Compensation Committee and the Nominating Committee.  Further, Regina E. Herzlinger, who was a director of the Company until she resigned from our Board on April 21, 2010, and Alif A. Hourani and Neal Moszkowski, who were directors of the Company until their terms expired at the 2010 Annual Meeting of Stockholders, were all determined to be independent based on these standards.

   In making these determinations, the Board considered the recommendations of the Nominating Committee as well as the following relationships:

•
Senator Graham and/or his immediate family members have an ownership interest of approximately 23% in The Graham Companies, the landlord under a lease agreement with one of our subsidiaries with respect to office space in south Florida.  The Board concluded that this relationship did not impair Senator Graham’s independence.  In particular, our payments to The Graham Companies did not exceed the greater of $1 million or 2% of The Graham Companies’ gross revenues in any year.  In addition, we have had a relationship with The Graham Companies for many years prior to Senator Graham becoming a member of our Board.

•
Mr. Hickey is employed by Verisk Analytics, Inc.   From January 2006 to December 2007, Mr. Hickey served as President of D2Hawkeye, Inc. (now VeriskHealth).  In February 2007, we entered into a services contract with D2Hawkeye pursuant to which D2Hawkeye developed an Internet-based portal for certain of our health care providers.  The Board has reviewed the relevant facts regarding this relationship, including compensation received from Verisk Analytics by Mr. Hickey, Mr. Hickey’s former ownership interest in D2Hawkeye, amounts paid by us to D2Hawkeye/VeriskHealth, the fact that D2Hawkeye has since been purchased by a larger company and other facts.  Following this review, our Board concluded that this relationship did not impair Mr. Hickey’s independence under the standards discussed above. In particular, our payments to Verisk Analytics, Inc. did not exceed the greater of $1 million or 2% of Verisk Analytics, Inc.’s gross revenues in any year.

•
Mr. Hourani, who served on our Board until his term expired at the 2010 Annual Meeting of Stockholders, is a first cousin of Todd Farha, the Company’s former President and Chief Executive Officer.  However, our Board determined that this relationship did not impair Mr. Hourani’s independence.

    In addition, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE rules impose additional independence and qualification standards on our Audit Committee members.  Under these standards, each Audit Committee member, in addition to meeting the definition of independence applicable to all directors, is prohibited from having any direct or indirect financial relationship with the Company, and cannot be an affiliate of the Company or any subsidiary of the Company.  The Board has determined that each member of the Audit Committee satisfies these additional standards.

Board Committees

           The Board of Directors has established the following standing committees:  Audit Committee, Compensation Committee, Nominating Committee, Regulatory Compliance Committee and Health Care Quality and Access Committee.  The functions, responsibilities and members of each of these standing committees are described briefly below. Each of these committees operates pursuant to a charter which is posted on our website at www.wellcare.com.  All members of the Audit Committee, the Compensation Committee and the Nominating Committee are independent directors under the corporate governance rules of the NYSE.  In addition, all members of our Audit Committee are independent directors under the Securities and Exchange Commission (“SEC”) rules for audit committees and are financially literate under the NYSE corporate governance rules.

   Our five standing committees are described below and the members of these committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Regulatory Compliance Committee	Health Care Quality and Access Committee
Charles G. Berg, Chairman				X
Carol J. Burt	X*	X
Alec Cunningham					X
David J. Gallitano		X (chair)	X		X
D. Robert Graham			X	X (chair)	X
Kevin F. Hickey		X	X (chair)		X
Christian P. Michalik	X*		X
Glenn D. Steele, Jr., M.D.				X	X (chair)
William L. Trubeck	X*			X
Paul E. Weaver	X*(chair)	X

*
Our Board has determined that Ms. Burt and Messrs. Michalik, Trubeck and Weaver are “audit committee financial experts,” as defined in the Exchange Act, and each has accounting or related financial management expertise.

The Nominating Committee evaluates committee assignments on a continuous basis, so the table above represents the members of our standing committees as of the date of this proxy statement.  Messrs. Cunningham and Hickey also served on the Regulatory Compliance Committee for part of 2010 but do not currently serve on that committee.

Standing Committees

Audit Committee

The principal purpose of the Audit Committee is to assist the Board in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and the performance of our internal audit function. The Audit Committee also evaluates the qualifications and independence of, and appoints, our independent registered public accounting firm. Further, the Audit Committee approves the compensation of our independent registered public accounting firm and oversees the services provided by it, including by reviewing the plans and results of the audit engagement. All audit, audit-related, tax and other services provided by our independent registered public accounting firm must be pre-approved by the Audit Committee before they are performed. The Audit Committee also coordinates with our Regulatory Compliance

Committee and Health Care Quality and Access Committee regarding regulatory compliance and quality measurement matters that may have an effect on our business, financial statements, compliance policies or internal audit function.  The Audit Committee held five meetings during 2010.

The Board has determined that each of the current members of the Audit Committee is financially literate as well as an “audit committee financial expert” as such term is defined under Item 407(d) of SEC Regulation S-K. In addition, all members of the Audit Committee meet the independence requirements prescribed by the NYSE and the Audit Committee independence requirements prescribed by the SEC. For more information on the financial experience of our audit committee financial experts, please see the summary background information regarding our directors under “Proposal One: Election of Directors” above.

   Pursuant to the terms of the Audit Committee Charter, no member of our Audit Committee is permitted to serve on the audit committees of more than two other public companies at any one time, unless it is determined, based on the individual facts, that such other service will not interfere with service on the Company’s Audit Committee.  As no member of the Audit Committee serves on the audit committees of more than two other public companies, no such determination has had to be made.

Compensation Committee

The Compensation Committee provides oversight and guidance for compensation and benefit programs for our employees (also called “associates”), executive officers and Board of Directors, including reviewing and approving the base salary, incentive awards and other elements of compensation and other significant terms of employment, of our executive officers; and reviewing and making recommendations with respect to incentive compensation plans, equity-based plans and director compensation. The Compensation Committee reviews and discusses the Compensation Discussion and Analysis (“CD&A”) with management and makes a recommendation to the Board regarding the inclusion of the CD&A in our proxy statement. The Compensation Committee also reviews and approves performance goals and objectives (both at the corporate and individual level) applicable to our executive officers’ compensation (including our named executive officers), evaluates the named executive officers’ performance in light of those goals and objectives and has sole authority to determine the named executive officers’ compensation based on this evaluation.

    Under its charter, the Compensation Committee has the authority to obtain advice and assistance from any officer or associate of the Company or from any outside legal expert or other advisor.  Pursuant to this authority, the Compensation Committee has engaged Towers Watson & Co. (“Towers Watson”) as its compensation consultant.  For additional information, please see “Compensation Consultant” below.  The charter also provides that the Compensation Committee, where legally permissible, may delegate authority to a subcommittee of the Compensation Committee when the Compensation Committee deems it appropriate or desirable to facilitate the operation or administration of our plans or programs.  The Compensation Committee may delegate authority to committees consisting of associates when the Committee deems it appropriate or desirable for the efficient administration of employee compensation and benefit plans.

    The Compensation Committee generally reviews the compensation being paid to the members of the Board of Directors on an annual basis.  The Compensation Committee works closely with the Chief Executive Officer, as well as Towers Watson, when evaluating Board and committee fees (both annual retainer and meeting fees) as well as the value of equity awards, if any, to be awarded to our directors.

            All members of the Compensation Committee meet the independence requirements prescribed by the NYSE and are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.  The Compensation Committee held 13 meetings during 2010.

            Additional information on executive compensation programs, including the respective roles of the Compensation Committee, the Chief Executive Officer and Towers Watson, is provided in the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

    The Nominating Committee is responsible for developing our Corporate Governance Guidelines and for recommending those guidelines and any subsequent amendments to the Board for adoption.  The Nominating Committee is also responsible for periodically reviewing the composition of the full Board to determine whether additional Board members with different qualifications or areas of expertise are needed and making recommendations to the Board regarding the size, composition and functions of the Board and its committees.  The Nominating Committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by the Board and recommends the slate of nominees for inclusion in the proxy statement.  The Nominating Committee believes the current directors represent a balance between technical accounting and operational experience and are positioned to continue the Company’s efforts to create an organizational culture that strikes an appropriate balance among the Company’s obligations to its stockholders, members and government customers.  The Nominating Committee’s process for selecting nominees to the Board is described in more detail below under “Director Nomination Process.”  The Nominating Committee is also responsible for overseeing the periodic evaluation of the performance of the Board and its committees, for considering questions of independence and possible conflicts of interest of members of the Board and executive officers, and for oversight of our efforts to comply with NYSE corporate governance listing requirements.

   All members of the Nominating Committee meet the independence requirements prescribed by the NYSE.  The Nominating Committee held 10 meetings during 2010.

Regulatory Compliance Committee

            The principal purpose of the Regulatory Compliance Committee is to assist the Board in overseeing our regulatory compliance program, including: (i) compliance with federal and state laws, rules and regulations applicable to our business; and (ii) compliance by our associates, officers and directors with our Code of Conduct and Business Ethics and our related corporate ethics and compliance program and policies.  The Regulatory Compliance Committee held four meetings during 2010.

Health Care Quality and Access Committee

Recognizing that health care quality and access is a critical part of the Company’s mission to provide quality, cost-effective health care solutions and to enhance the health and quality of life of the members of our health plans, the Board established the Health Care Quality and Access Committee. The principal purpose of the Health Care Quality and Access Committee is to assist the Board by reviewing and providing general oversight of our strategies relating to health care quality and access for our members. The Health Care Quality and Access Committee held four meetings during 2010.

Special Purpose Committees

In addition to our standing committees, the Board has established the following additional committees of limited duration.

Special Committee

    The principal purpose of the Special Committee has been to investigate independently and otherwise assess the facts and circumstances raised in the federal and state regulatory and enforcement inquiries (including, without limitation, any matters relating to accounting and operational issues) initiated in 2007 and in any related private party proceedings, and to develop and recommend remedial measures to the Board for its consideration.  Christian P. Michalik is currently the sole member of the Special Committee.

    Special Litigation Committee

    The principal purpose of the Special Litigation Committee has been to investigate the facts and circumstances underlying the claims asserted in the federal and state derivative suits related to the regulatory and enforcement inquiries and to take such action with respect to such claims as the Special Litigation Committee determines to be in the best interests of the Company.  David J. Gallitano is the sole member of the Special Litigation Committee.

    Based on the recommendation of the Special Litigation Committee, the Company has determined to pursue legal claims to recover monetary damages from the Company’s former top three executives (Todd Farha, Paul Behrens and Thaddeus Bereday).  We have now been realigned as plaintiff in these matters.  In October 2010, we filed a motion for leave to file an amended complaint against Mr. Farha in the Circuit Court for Hillsborough County, Florida, and a new lawsuit in the United States District Court for the Middle District of Florida against Messrs. Behrens and Bereday, stating claims for breach of contract and breach of their fiduciary duties.

Board and Committee Meetings and Annual Meeting Attendance

    During 2010, the Board of Directors held a total of ten meetings.  During 2010, all directors attended at least 75% of the aggregate number of meetings of the Board held during the period in which the director served on the Board and the number of meetings held by all committees of the Board on which the director served during the periods in which he or she served.  Average meeting attendance by all directors serving during 2010 was 93%.

As stated in our Corporate Governance Guidelines, we believe it is important for the members of our Board to attend the annual meeting of stockholders.  Messrs. Berg, Cunningham, Hickey and Weaver attended our 2010 Annual Meeting of Stockholders and we currently expect that most or all of our directors will be in attendance at the 2011 Annual Meeting.

Board Leadership Structure; Lead Director

The Board has adopted a policy that the positions of Chief Executive Officer and Chairman of the Board shall be held by different individuals.  This policy will continue unless the Board affirmatively determines, based on the facts and circumstances and acting in its business judgment, that it is in the best interest of the Company for the positions to be held by a single individual.  As stated in the Company’s Corporate Governance Guidelines, the Board believes that this matter is part of succession planning and that it is in the best interest of the Company for the Board to evaluate this policy and make a determination when it elects a Chief Executive Officer.

During 2010, the roles of Executive Chairman and Chief Executive Officer of the Company were held by two different individuals, Charles G. Berg and Alec Cunningham, respectively, both of whom were considered executive officers of the Company.  Mr. Berg’s employment term ended effective December 31, 2010, so he is no longer an executive officer of the Company.  Mr. Berg has served as the Company’s non-executive Chairman of the Board since January 1, 2011.  The Board of Directors believes that its current policy and practice of having the positions of Chief Executive Officer and Chairman of the Board held by different individuals provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both individuals.

Although Mr. Berg is no longer an executive officer of the Company, he cannot be considered independent under the rules of the NYSE until at least three years after the end of his employment relationship with the Company.  The Board believes that many elements of the Board’s governance structure ensure a strong, independent Board even though the Board does not have an independent chairman.  For example, the Board has determined that each of its directors and nominees, other than Messrs. Berg and Cunningham, is independent.  The Board believes that the independent directors provide effective oversight of management, and the independent directors regularly meet in executive sessions.  The Board has designated Kevin F. Hickey as Lead Director to preside over executive sessions of our independent directors.  The general authority and responsibilities of the Lead Director include presiding at all meetings of the Board when the Chairman is not present; serving as a liaison between the Chairman and the independent directors; approving the agenda and meeting schedules sent to the Board and calling meetings of the independent directors. In addition, Mr. Hickey has been designated the Lead Director for purposes of receiving communications from interested parties pursuant to the corporate governance rules of the NYSE and from stockholders pursuant to SEC rules.  You may express your concerns by contacting the Lead Director through the communication channels set forth in the section entitled “Communication with Directors” below.

The Board believes that the establishment of a Lead Director and the current composition of the Board with 80% of the Board consisting of independent directors provide an appropriate balance between the need for objectivity and consistent strategic direction.

Director Nomination Process

The Nominating Committee considers candidates for Board membership who are suggested by its members and other Board members, as well as by management, stockholders and other interested parties. The Nominating Committee may also retain a third-party search firm to identify candidates from time to time, especially when the Nominating Committee is seeking a candidate with specific skills or qualifications. Stockholders can recommend a prospective nominee for the Board by writing to our Secretary at our corporate headquarters and providing the information required by our bylaws, along with whatever additional supporting material the stockholder considers appropriate. See “Stockholder Proposals” below.

    The Nominating Committee’s assessment of a candidate’s qualification for Board membership includes, among other things, the following criteria:

•	The diversity, age, background, skills and experience of the candidate;

•	The personal qualities and characteristics, accomplishments and reputation in the community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other industries relevant to our business;

•	The ability and expertise of the candidate in various activities deemed appropriate by the Board; and

•	The fit of the candidate’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive Board.

   In addition, in accordance with the Company’s Corporate Governance Guidelines, the Board will nominate for election as director only a candidate who agrees to tender, promptly following the annual meeting at which he or she is elected as director, a resignation that will be effective upon the failure to receive the required vote at any future meeting at which he or she faces re-election and Board acceptance of such resignation.

   The Nominating Committee and the Board do not have a formal policy addressing the diversity of the Board.  As stated in our Corporate Governance Guidelines, the Nominating Committee and the Board consider diversity as one of many factors when selecting a new director.  The Nominating Committee and the Board believe many kinds of diversity are important, including diversity of background, experience, viewpoint, gender, race and national origin.  Accordingly, the Nominating Committee and the Board seek to identify candidates for director who possess characteristics, skills, expertise, viewpoints and backgrounds that complement the existing Board and contribute to a robust dialogue on the Board.

   The initial determination to seek a Board candidate is usually based on the need for additional Board members to fill vacancies or to expand the size of the Board, although the decision can also be based on the need for certain skill sets or qualifications.  The Nominating Committee’s process for evaluating candidates for director is the same no matter who makes the recommendation.

   Once the Nominating Committee has determined, in consultation with other Board members if appropriate, that additional consideration of a candidate is warranted, the Nominating Committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence.  Following review of this information, if the Nominating Committee determines it is appropriate to proceed, the Nominating Committee or other members of the Board will generally interview the prospective nominee.  The Nominating Committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the Nominating Committee or the Board deems appropriate, including the current composition of the Board and the candidate’s personal qualities, skills and characteristics.

   Following this evaluation, if the Nominating Committee believes that the candidate is qualified for nomination, generally the Nominating Committee will make a recommendation to the full Board, and the full Board will make the final determination whether the candidate should be appointed, or nominated for election, to the Board.  All of our nominees for re-election to the Board at the 2011 Annual Meeting were recommended to the Board by the Nominating Committee and approved by the Board for nomination.

Board Oversight of Risk Management

The Board is responsible for oversight of enterprise-wide risk management (or “ERM”).  The Board has delegated administrative governance of the ERM process to the Audit Committee.  However, each Board committee oversees risks associated with its respective principal areas of focus and then reports to the Board.  These areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity and tax), legal, regulatory, compliance, political, strategic and reputational risks.

The oversight responsibility of the Board and its committees is assisted by management reporting processes designed to provide visibility to the Board of the identification, assessment, prioritization and management of critical risks and management’s risk mitigation strategies.  The Company enhanced its process for the evaluation of risk and its alignment with corporate governance and business strategy by adopting a formal program in 2010 based on the Committee of Sponsoring Organizations (“COSO”) ERM framework.  The primary goals of ERM are to enhance risk awareness and dialogue, reduce operational surprises and losses, anticipate and manage cross-company risks and align strategy, risk and related organization activities.  Facilitated by the Company’s Internal Audit department, the ERM process has become an integrated part of the Company’s operations.  An ERM Committee, comprised of senior management and other business leaders in the Company, meets at least quarterly to identify, review and assess the Company’s primary risks, including governance, financial, business operations, technology and data, business management and external environment risks.  The ERM Committee began by reviewing the Company’s risk universe, covering all functional areas and major Company initiatives.  This provided a baseline analysis of the top risk areas.  Remaining risk areas were phased in throughout 2010 to complete the baseline.  In 2011, the ERM process continues to be enhanced and updated.

The Company’s Internal Audit department provides a quarterly report on ERM to the Audit Committee; the Audit Committee then reports to the Board.  Beginning in 2011, each Board committee has a standing agenda item at its quarterly meetings to review the top risks from the Company’s ERM process that align with that committee’s oversight responsibilities.  Each committee then reports to the Board on its review and assessment of the relevant risk areas.

The principal areas of focus for ERM of the Board and each of its committees are summarized below. Each committee may meet in executive session with key management personnel and representatives of outside advisors as the committee members may deem appropriate.

Board or Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual operating plan and long-term strategic plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; and material acquisitions and divestitures.

Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure and compliance, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.  Oversight of operational risk, including information technology risk.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.
Nominating and Corporate Governance Committee	Risks and exposures relating to the Company’s programs and policies relating to legal compliance and corporate governance; and director and senior management succession planning.
Regulatory Compliance Committee	Risks and exposures associated with regulatory requirements and the Company’s associated regulatory compliance programs.
Health Care Quality and Access Committee	Risks and exposures associated with quality issues relating to health care delivery and related activities.
Special Committee	Risks and exposures associated with the federal and state investigations of the Company initiated in 2007.
Special Litigation Committee	Risks and exposures associated with the federal and state derivative actions that were pending against the Company; the Company has now been re-aligned as plaintiff in these actions.

Director Compensation

2010 Director Fees

The Company compensates its non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Annual retainers are payable in four equal quarterly installments. Each non-employee member of the Board and its committees who serves during any portion of a quarterly period is paid the full quarterly retainer and applicable fees.

           From January 2010 through September 2010, the Director Compensation Policy provided the following annual cash payment structure for our non-employee directors and committee members:

Annual Board Retainer	Annual Audit Committee Chair Retainer	Annual Audit Committee Non-Chair Member Retainer	Annual Special Committee Chair Retainer	Annual Special Committee Non-Chair Retainer	Annual Special Litigation Committee Retainer	Annual Retainer for Serving As the Chair of Other Committees (1)	Annual Retainer for Serving as a Non-Chair Member of Other Committees (1)	Annual Lead Director Retainer
$50,000	$20,000	$12,000	$90,000	$60,000	$90,000	$12,000	$8,000	$15,000

(1)	These retainers are for the Compensation Committee, the Nominating Committee, the Regulatory Compliance Committee and the Health Care Quality and Access Committee.

           In addition to the cash retainers described above, from January 2010 through September 2010 the Director Compensation Policy provided that each non-employee director received $2,000 for each meeting of the full Board attended in person, telephonically or by way of other remote or electronic means.

   During 2010, the Compensation Committee requested that Towers Watson conduct an analysis of compensation practices at comparable companies and make recommendations for the structure of our Board compensation.  As a result of the analysis, certain amendments to the Director Compensation Policy were adopted based in part upon the recommendations of Towers Watson.  The primary changes were to eliminate meeting attendance fees and increase some of the annual retainers.  The following table summarizes the annual payment structure for our non-employee directors and committee members effective as of October 1, 2010:

Annual Board Retainer	Annual Audit Committee Chair Retainer	Annual Audit Committee Non-Chair Member Retainer	Annual Compensation Committee Chair Retainer	Annual Compensation Committee Non-Chair Retainer	Annual Retainer for Serving As the Chair of Other Committees (1)	Annual Retainer for Serving as a Non- Chair Member of Other Committees (1)	Annual Lead Director Retainer
$65,000	$22,000	$17,000	$17,000	$12,000	$13,000	$8,000	$15,000

(1)	These retainers are for the Nominating Committee, the Regulatory Compliance Committee and the Health Care Quality and Access Committee.

   The current Director Compensation Policy provides that retainers paid to any non-standing committees will be evaluated periodically and based on expected responsibilities.  The Company’s current special purpose committees are the Special Committee and the Special Litigation Committee.  Effective October 1, 2010, the annual retainer for the sole member of the Special Litigation Committee remained at $90,000 and the annual retainer for the sole member of the Special Committee was eliminated.

           Mr. Cunningham is an executive officer of the Company and therefore does not receive additional compensation for his Board service.  Mr. Berg was an executive officer of the Company during 2010 and therefore did not receive additional compensation for his Board service during 2010.

           Mr. Berg’s employment term as Executive Chairman expired as scheduled on December 31, 2010.  Before his employment term expired, the Board elected Mr. Berg as its non-executive Chairman effective January 1, 2011.  Beginning in 2011, Mr. Berg receives compensation for his Board service in accordance with the Director Compensation Policy applicable to all non-employee Board members.  The Director Compensation Policy was further amended effective January 1, 2011 to provide for an additional annual retainer of $150,000 for the Chairman.

          As part of Mr. Berg’s planned transition from the position of Executive Chairman to the position of non-executive Chairman, the Board assigned Mr. Berg additional responsibilities beyond the responsibilities typically expected of a non-executive Chairman.  As a result, Mr. Berg will be provided with office and secretarial support during the performance of such responsibilities and an additional cash retainer of $20,000 per month (the “Additional Retainer”).  The Additional Retainer commenced on January 1, 2011 and will end at such time as the Board determines that the additional responsibilities are no longer required.  Mr. Berg will be provided with office and secretarial support for one year after the end of his additional responsibilities.

Other Components of Director Compensation

   In addition to the fees described above, the Director Compensation Policy provided that, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, each non-employee director, other than a non-employee director joining the Board at the annual stockholders meeting, received an annual grant of restricted stock units valued at approximately $100,000 (based on the closing price on the date of grant), pursuant to the terms and provisions of a restricted stock unit agreement and the 2004 Equity Incentive Plan (the “2004 Equity Plan”).  The Director Compensation Policy was amended effective October 1, 2010 to increase the amount of the annual equity grant to $125,000 and further allow non-employee directors the choice of receiving the equity grant in either restricted stock units or deferred stock units.  Unless otherwise determined by the Compensation Committee, all such annual grants are granted on the date of the Company’s annual meeting of stockholders and vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder meeting.  Further, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, newly elected or appointed non-employee members of the Board receive an initial grant of restricted stock units valued at approximately $150,000.  Such initial grants of restricted stock units vest equally on the first, second and third anniversaries of the date of grant.

           Under the provisions of the Director Compensation Policy, in 2010 we awarded approximately $150,000 of restricted stock to each of Ms. Burt and Messrs. Trubeck and Weaver upon election or appointment to the Board.  In the case of Ms. Burt, this initial award was 5,415 shares; in the case of Messrs. Trubeck and Weaver it was 4,715 shares.  We also awarded approximately $100,000 of restricted stock, or 3,610 shares, to each of the non-employee directors already serving on the Board on the date of our 2010 Annual Meeting of Stockholders.

   All of our directors’ unvested restricted stock awards were issued under our 2004 Equity Plan.  In the event a director’s service terminates following a change in control, the shares of restricted stock accelerate and become fully vested upon such termination.

We pay all reasonable expenses incurred by directors for attending Board and committee meetings, for certain director continuing education programs and related expenses, and we maintain directors’ and officers’ liability insurance. We do not provide a retirement plan or perquisites for our non-employee directors. We have entered into indemnification agreements with each of our directors in addition to the indemnification that is provided for in our certificate of incorporation. These agreements, among other things, provide for the indemnification of expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts, incurred by the directors in any action or proceeding arising out of their service as directors for us, any of our subsidiaries or any other entity to which the directors provide services at our request.

Stock Ownership Guidelines

           Under the Director Compensation Policy, each non-employee director is required to own shares of our common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of five times the base annual retainer payable to each non-employee director (increased from three times effective October 1, 2010).

    For purposes of determining ownership, the following is included in determining whether a non-employee director has satisfied the Ownership Requirement:

•
Shares of our common stock owned individually, either directly or indirectly, including vested and unvested restricted stock, restricted stock unit awards, deferred stock unit awards or shares acquired upon exercise of stock options; and

•	Shares of our common stock owned jointly, or separately by a spouse, domestic partner and/or minor children, directly or indirectly.

    No other rights to acquire shares of our common stock (including stock options or similar rights) are considered shares of our common stock owned for purposes of meeting the Ownership Requirement under the Director Compensation Policy.

The value of a share of the Company’s common stock is calculated as of the last trading day of each calendar year based on the average closing price of our common stock during the prior year (a “Determination Date”). Any subsequent change in the value of the shares of our common stock during that year does not affect the amount of stock a non-employee director should hold during that year pursuant to the Ownership Requirement. If the value of the shares of our common stock decreases during a particular year, each non-employee director has until the next Determination Date to acquire any additional shares needed to meet the Ownership Requirement.

    In addition, in the event the annual retainer increases, each non-employee director has four years from the time of the increase to acquire any additional shares needed to satisfy the Ownership Requirement.

A non-employee director has until the first Determination Date following the fourth anniversary of such non-employee director’s election or appointment to the Board or upon otherwise becoming a non-employee director of the Board to satisfy the Ownership Requirement. However, a non-employee director who was a non-employee director of the Company as of April 1, 2009, has until December 31, 2013 to meet the Ownership Requirement.

Director Compensation Table

    The table below sets forth the compensation paid to each individual who served as a non-employee member of our Board of Directors in 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Total ($)

Carol J. Burt(2)	43,000	149,995	(6)	192,995
David J. Gallitano	190,000	99,997	(7)	289,997
D. Robert Graham	96,000	99,997	(7)	195,997
Regina E. Herzlinger(3)	62,500	—		62,500
Kevin F. Hickey	115,000	99,997	(7)	214,997
Alif A. Hourani(4)	72,500	—		72,500
Christian P. Michalik	152,000	99,997	(7)	251,997
Neal Moszkowski(4)	123,000	—		123,000
Glenn D. Steele, Jr., M.D.	87,000	99,997	(7)	186,997
William L. Trubeck(5)	64,500	249,981	(8)	314,481
Paul E. Weaver(5)	66,500	249,981	(8)	316,481

(1)
The amounts included in the “Stock Awards” column represent the full grant date fair value of restricted stock granted to non-employee directors in 2010 calculated in accordance with FASB ASC Topic 718.  These amounts reflect the accounting expense that we will recognize over the vesting term of these awards and do not correspond to the actual value that will be realized by the directors.  For a discussion of valuation assumptions and methodologies, see Note 16 to our 2010 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(2)	Ms. Burt was first elected to our Board in June 2010.
(3)	Dr. Herzlinger resigned from our Board effective April 21, 2010.
(4)	Messrs. Hourani and Moszkowski ceased to be members of our Board upon expiration of their terms at our 2010 Annual Meeting of Stockholders.
(5)	Messrs. Trubeck and Weaver were appointed to our Board in February 2010.
(6)
Upon her election to the Board on June 10, 2010, Ms. Burt was granted an initial award of 5,415 shares of restricted stock with a value of approximately $150,000 based on the closing price of our stock on the date of grant.  This initial equity award was granted under our 2004 Equity Incentive Plan and vests in approximately equal installments on each of the first through third anniversaries of the grant date; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.

(7)
On the date of the annual meeting of stockholders held on June 10, 2010, each incumbent director who was re-elected was granted an annual equity award of 3,610 shares of restricted stock with a value of approximately $100,000 based on the closing price on the date of grant.  This annual equity award was granted under the 2004 Equity Incentive Plan and vests in full on the earlier of June 10, 2011 or the date of our 2011 Annual Meeting of Stockholders; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.

(8)
Upon their appointment to the Board on February 12, 2010, Messrs. Trubeck and Weaver were each granted an initial equity award of 4,715 shares of restricted stock with a value of approximately $150,000 based on the closing price of our stock on the date of grant.  This initial equity award was granted under our 2004 Equity Incentive Plan and vests in approximately equal installments on each of the first through third anniversaries of the grant date; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.  In addition, as incumbent directors who were elected at the 2010 Annual Meeting of Stockholders, Messrs. Trubeck and Weaver were each granted an annual equity award of 3,610 shares of restricted stock with a value of approximately $100,000 based on the closing price on the date of grant.  This annual equity award was granted under the 2004 Equity Incentive Plan and vests in full on the earlier of June 10, 2011 or the date of our 2011 Annual Meeting of Stockholders; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.

            The following table sets forth certain information regarding unexercised options and unvested stock awards for each non-employee member of our Board of Directors as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)

Carol J. Burt	—	—	—	—	5,415	(2)	163,641

David J. Gallitano	—	—	—	—	9,569	(3)	289,175
					3,610	(4)	109,094

D. Robert Graham	10,693	—	90.05	10/26/11	—		—
	3,790	—	90.52	12/12/11	—		—
	—	—	—	—	3,610	(4)	109,094

Kevin F. Hickey	5,000	—	17.00	07/07/14	—		—
	4,500	—	36.45	07/27/12	—		—
	5,000	—	47.40	06/07/13	—		—
	3,790	—	90.52	12/12/11	—		—
	—	—	—	—	3,610	(4)	109,094

Christian P. Michalik	33,657	—	6.47	12/31/13	—		—
	5,000	—	17.00	07/07/14	—		—
	4,500	—	36.45	07/27/12	—		—
	5,000	—	47.40	06/07/13	—		—
	3,790	—	90.52	12/12/11	—		—
	—	—	—	—	3,610	(4)	109,094

Glenn D. Steele, Jr., M.D.	—	—	—	—	3,783	(5)	114,322
	—	—	—	—	3,610	(4)	109,094

William L. Trubeck	—	—	—	—	4,715	(6)	142,487
	—	—	—	—	3,610	(4)	109,094

Paul E. Weaver	—	—	—	—	4,715	(6)	142,487
	—	—	—	—	3,610	(4)	109,094

(1)	Value based on $30.22 per share, which was the closing price of our common stock on the NYSE on December 31, 2010.
(2)
Of this amount, 1,805 shares vest on June 10, 2011; 1,805 shares vest on June 10, 2012; and 1,805 shares vest on June 10, 2013; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.

(3)
Of this amount, 4,784 shares vested on March 23, 2011; and 4,785 shares vest on March 23, 2012; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.

(4)
These restricted shares vest in full on the earlier of June 10, 2011 or the date of our 2011 Annual Meeting of Stockholders; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.

(5)
Of this amount, 1,891 shares vest on October 29, 2011; and 1,892 shares vest on October 29, 2012; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.

(6)
Of this amount, 1,572 shares vested on February 12, 2011; 1,571 shares vest on February 12, 2012 and 1,572 shares vest on February 12, 2013; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.

           The table below sets forth the number of shares of restricted stock that vested and the value realized upon vesting of such shares, or the number of stock options exercised and the value realized upon exercise of the stock options, for each individual who served as a non-employee director in 2010.

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($ )	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(3) ($ )

Carol J. Burt	—	—	—	—
David J. Gallitano	4,785 4,478	149,435 124,040	—	—
D. Robert Graham	4,478	124,040	—	—
Regina E. Herzlinger(4)	—	—	—	—
Kevin F. Hickey	4,478	124,040	—	—
Alif A. Hourani(5)	4,478	124,040	5,000	39,050
Christian P. Michalik	4,478	124,040	—	—
Neal Moszkowski(5)	4,478	124,040	—	—
Glenn D. Steele, Jr., M.D.	1,892	52,559	—	—
William L. Trubeck	—	—	—	—
Paul E. Weaver	—	—	—	—

(1)	Represents the gross number of shares acquired upon vesting of shares of restricted stock.
(2)
Represents the value of vested shares of restricted stock calculated by multiplying the number of vested shares of stock by the closing price of our common stock of the NYSE on the vesting date or if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

(3)	The value realized is calculated by multiplying the number of shares by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option.
(4)	Dr. Herzlinger resigned from our Board effective April 21, 2010.
(5)	Messrs. Hourani and Moszkowski ceased to be members of our Board upon expiration of their terms at our 2010 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

           During 2010, Ms. Burt and Messrs. Gallitano, Hickey and Weaver served as the members of the Compensation Committee, with Mr. Gallitano serving as the chairperson.  Former directors Alif Hourani and Neal Moszkowski also served on the Compensation Committee until our 2010 Annual Meeting of Stockholders.  None of these directors has ever been an officer or employee of the Company or any of its subsidiaries or had any relationship during 2010 that would require disclosure under Item 404 of SEC Regulation S-K.  During 2010, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity, one of whose executive officers served on our Board or Compensation Committee.

Communication with Directors

           The Board has adopted procedures relating to communications sent to directors to ensure that such communications are properly managed.   Stockholders and other interested parties may contact our Lead Director, non-management members of our Board as a group, the full Board or any individual member of the Board, by writing to the following address:

[Name of Requested Recipient]
WellCare Health Plans, Inc.
8735 Henderson Road
Tampa, Florida 33634
Attn:  Chief Compliance Officer

            The communication should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up by the recipient.

   In addition, our Board and Audit Committee have established separate procedures for the receipt, retention and treatment of communications related to accounting, internal accounting controls or auditing matters.  Both the Board and the Audit Committee communication procedures are available on our website at www.wellcare.com.  As described in more detail in the procedures as posted on our website, we generally will not forward to the directors certain types of materials, such as communications that are primarily commercial in nature, relate to an improper or irrelevant topic or request general information regarding WellCare.

 Corporate Compliance Program

We have implemented a comprehensive corporate ethics and compliance program that includes an associate corporate ethics and compliance training program (called iCare), a Code of Conduct and Business Ethics (the “Code of Conduct”), and related policies and procedures. The corporate compliance program covers all aspects of our Company and is designed to assist us with conducting our business in accordance with applicable federal and state laws and high standards of business ethics. The corporate compliance program applies to members of our Board, our officers and all of our associates. The following are several features of our compliance program:

•
Regulatory Compliance Committee.  The Regulatory Compliance Committee of the Board oversees our compliance activities and programs. This committee receives periodic reports from our Chief Compliance Officer and is responsible for oversight of management’s corporate compliance committee, which is described below.

•
Chief Compliance Officer. Our Chief Compliance Officer reports directly to our Chief Executive Officer and the Regulatory Compliance Committee and is responsible for monitoring regulatory reporting and regulatory communications and affiliated company arrangements, among other things.

•
Corporate compliance committee. Our corporate compliance committee operates under a charter approved by the Board’s Regulatory Compliance Committee, is chaired by our Chief Compliance Officer and is comprised of members of senior management, including our General Counsel, Chief Administrative Officer and our Chief Auditor.  The corporate compliance committee oversees iCare and reviews areas of legal, regulatory and compliance risk throughout the Company.

•
Communications with regulators. We have implemented a comprehensive program to help us identify regulatory reporting issues and report such issues to the appropriate federal or state regulator.  The program, which is administered under the supervision of our Chief Compliance Officer, is designed to ensure the reliability of the information we communicate to regulators.

•	Compliance training. iCare includes mandatory compliance training for all associates.

•	Non-retaliation policies and improved reporting channels. As an integral part of the iCare program, we emphasize non-retaliation and provide a variety of channels for associates to express concerns.

•	Written policies and procedures. We have adopted written policies and procedures to reflect our commitment to corporate integrity and compliance and our duty to report.

            Our Code of Conduct is available on our website at www.wellcare.com.  We intend to disclose future amendments to, or waivers from, the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers on our website.

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of our financial statements, our compliance with legal, financial and regulatory requirements, the qualification and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee operates pursuant to a charter that is available on our website at www.wellcare.com and which sets forth the specific duties and responsibilities of the Audit Committee. As set forth in the charter, the planning and conducting of the audit is the responsibility of the independent registered public accounting firm and the financial statements are the responsibility of our management. The Audit Committee has the authority and responsibility to retain and terminate our independent registered public accounting firm.

In performance of this oversight function, the Audit Committee has reviewed and discussed the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2010 with management and the independent registered public accounting firm.  The Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

The members of the Audit Committee are advised by the independent registered public accounting firm. The independent registered public accounting firm is an expert in the fields of accounting and auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

            Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.  In addition, the Audit Committee has approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

The Audit Committee

Paul E. Weaver, Chairperson Carol J. Burt Christian P. Michalik William L. Trubeck
Related Person Transactions

We have a written policy for reviewing transactions between us and our executive officers, directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K.  Under this policy, the Nominating Committee must approve any transaction in which we participate that involves more than $100,000 and in which a related person has a direct or indirect interest.  However, related person transactions that involve executive compensation or compensation for the members of our Board must be approved by the Compensation Committee.  Pursuant to our policy, we enter into a transaction with such related persons only if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is otherwise fair to us.

Certain Legal Proceedings

As previously disclosed, in connection with government investigations of the Company, putative class action complaints were filed by certain of our stockholders in October 2007 and in November 2007. These putative class actions, entitled Eastwood Enterprises, L.L.C. v. Farha, et al. and Hutton v. WellCare Health Plans, Inc. et al., respectively, were filed in United States District Court for the Middle District of Florida (“Federal Court”) against us, Todd Farha, our former chairman and chief executive officer, and Paul Behrens, our former senior vice president and chief financial officer. These complaints asserted various claims under the Exchange Act and both complaints sought, among other things, certification as a class action and damages. The two actions were consolidated, and in March 2008, the Federal Court appointed a group of five public pension funds from New Mexico, Louisiana and Chicago as Lead Plaintiffs.  In October 2008, an amended consolidated compliant was filed in this class action asserting claims against us, Messrs. Farha and Behrens, and adding Thaddeus Bereday, our former senior vice president and general counsel, as a defendant.

In December 2010, we entered into a settlement agreement with the Lead Plaintiffs.  Under the terms of the settlement agreement, the Company will provide certain final consideration in exchange for a full release of all claims.  The settlement agreement also provides that the settlement does not constitute an admission of liability by any party and such other terms as are customarily contained in settlement agreements of similar matters.  The settlement provides that we will make cash payments to the class of an aggregate $87.5 million by July 31, 2011.  The settlement also provides that we will issue to the class tradable unsecured subordinated bonds having an aggregate face value of $112.5 million, with a fixed coupon of 6% and a maturity date of December 31, 2016.  The settlement has two further potential payments to the class.  First, it provides that if, within three years following the date of the settlement agreement, the Company is acquired or otherwise experiences a change in control at a share price of $30.00 or more, we will pay to the class an additional $25.0 million.  Second, the settlement provides that we will pay to the class 25% of any sums we recover from Messrs. Farha, Behrens and/or Bereday as a result of claims arising from the same facts and circumstances that gave rise to this matter.  We may terminate the settlement if a certain number or percentage of the class opt out of the settlement class.  This settlement is subject to final approval by the Federal Court following notice to all class members.  The Federal Court preliminarily approved the settlement agreement on February 9, 2011, and scheduled the final settlement hearing for May 4, 2011.

There can be no assurance that the settlement will be approved by the Federal Court and the actual outcome of this matter may differ materially from the terms of the settlement.  For more detailed information regarding this class action, please see “Legal Proceedings” in our annual report on Form 10-K for the year ended December 31, 2010.

Executive Officers

The names and ages of the Company’s executive officers, and their positions, terms of office and business experience are listed below. All information is as of March 28, 2011.  Officers serve at the discretion of the Board of Directors.

Name	Age	Title	Employed Since
Alec Cunningham	44	Chief Executive Officer	2005
Thomas L. Tran	54	Senior Vice President and Chief Financial Officer	2008
Lawrence D. Anderson	50	Senior Vice President and Chief Human Resources Officer	2010
Christina C. Cooper	40	President, Florida and Hawaii Division	2006
Walter W. Cooper	47	Chief Administrative Officer	2006
Scott D. Law	47	Senior Vice President, Health Care Delivery	2009
Marc S. Russo	41	President, North Division	2010
Timothy S. Susanin	47	Senior Vice President, General Counsel and Secretary	2008
Jesse L. Thomas	59	President, South Division	2010
Blair W. Todt	43	Senior Vice President and Chief Compliance Officer	2010
Ann O. Wehr, M.D.	53	Chief Medical Officer	2010

•
Alec Cunningham joined WellCare in January 2005.  Mr. Cunningham has served as the Company’s Chief Executive Officer since December 2009.  Since June 2010, Mr. Cunningham also has served as a member of WellCare’s Board of Directors.  Prior to being elected Chief Executive Officer, Mr. Cunningham held several positions within WellCare, including Vice President of Business Development, Senior Vice President of Government Relations and New Markets, President, Florida Region and, most recently, President, Florida and Hawaii Division.  Mr. Cunningham received his undergraduate degree from Oklahoma State University and his Master in Business Administration from the University of Southern California.

•
Thomas L. Tran has served as our Senior Vice President and Chief Financial Officer since July 2008.  Prior to joining WellCare, Mr. Tran was the President, Chief Operating Officer and Chief Financial Officer of CareGuide, Inc., a health management company, from June 2007 to June 2008.  From July 2005 to June 2007, Mr. Tran was Senior Vice President and Chief Financial Officer of Uniprise, one of the principal operating businesses of UnitedHealth Group that manages health care benefits programs for employers.   Mr. Tran holds a degree in accounting from Seton Hall University and a Master of Business Administration in Finance from New York University.

•
Lawrence D. Anderson joined us in October 2010 and serves as our Senior Vice President and Chief Human Resources Officer.  Before joining WellCare, Mr. Anderson was the Senior Vice President of Human Resources for ValueOptions, a managed care company that specializes in management of behavioral health services, from October 2006 to October 2010.  Prior to this, he served as Vice President of Human Resources at WellPoint, Inc. from October 1997 to May 2006.  Mr. Anderson earned his Bachelor of Business Administration and Master of Industrial Relations degrees from the University of Minnesota.

•
Christina C. Cooper currently serves as our President, Florida and Hawaii Division.  Ms. Cooper joined WellCare in September 2006 as Vice President, Finance Operations and was promoted to Region Vice President, Finance in August 2008.  In August 2009, Ms. Cooper was promoted to Chief Operating Officer of the Florida and Hawaii Division. Prior to joining WellCare, Ms. Cooper held several leadership positions at PacifiCare Health Systems from 1999 to 2006, including Regional Vice President, Finance.  Ms. Cooper received her Bachelor of Arts and Master of Public Administration degrees from the University of Arizona.

•
Walter W. Cooper has served as our Chief Administrative Officer since October 2010.  Mr. Cooper joined WellCare in October 2006 as the Senior Vice President of Strategic Initiatives and has since held several senior-level positions with WellCare.  In March 2008, Mr. Cooper was appointed as our Senior Vice President, Marketing & Sales and in March 2010, he became Senior Vice President, Chief Marketing Officer and President, Specialty Business Unit.  Prior to joining WellCare, Mr. Cooper served in senior-level positions with UnitedHealth Group from November 2004 to October 2006, including positions as Senior Vice President of United Retiree Solutions and Vice President of Marketing and Product for Specialized Care Services. He received both his Bachelor of Science degree in Mechanical Engineering and his Master of Business Administration from Gannon University.

•
Scott D. Law has served as our Senior Vice President, Health Care Delivery, since he joined the Company in October 2009. From August 2004 to October 2009, Mr. Law was with Health Net, Inc., a managed health care company, most recently as its National Healthcare Delivery Officer.  Mr. Law holds a Bachelor of Science, Business Management from the University of South Florida and a Master of Business Administration with a concentration in Health Services Management from the Florida Institute of Technology.  Mr. Law is a graduate of the Executive Development Program at the Haas School of Business at the University of California, Berkeley.

•
Marc S. Russo has served as our President, North Division since November 2010.  Prior to joining WellCare, Mr. Russo served as the Vice President of Senior Markets for Blue Shield of California from September 2009 to November 2010. From 2006 to 2009, Mr. Russo served as a Regional President for Secure Horizons, UnitedHealthcare’s Medicare managed care business.  Mr. Russo received his Bachelor of Arts degree from the University of Connecticut and his Master of Business Administration degree from the University of Maryland.

•
Timothy S. Susanin has served as our Senior Vice President, General Counsel and Secretary since June 2009.  He joined WellCare in November 2008 as our Vice President and Chief Counsel - Dispute Management.  Prior to joining WellCare, Mr. Susanin was with Gibbons P.C., a law firm, from 2001 to 2008, first as counsel and then as partner.  Mr. Susanin was an Assistant United States Attorney for the District of Columbia and the Eastern District of Pennsylvania from 1992 to 1998 and an Associate Independent Counsel on the Whitewater investigation from 1998 to 2000.  He also served in the United States Navy Judge Advocate General’s Corps from 1988 to 1992.  Mr. Susanin received his undergraduate degree from Franklin & Marshall College and his Juris Doctorate from the Villanova University School of Law.

•
Jesse L. Thomas has served as our President, South Division, since October 2010.  Prior to joining WellCare, Mr. Thomas served as the President of Molina Healthcare of Michigan and Ohio from 2006 to 2010. Prior to joining Molina Healthcare, Mr. Thomas served as the Chief Administrator of the Office of Healthcare Purchasing for the Illinois Department of Healthcare and Family Services from 2005 to 2006.  Mr. Thomas was the Executive Director of United Healthcare – AmeriChoice Illinois from 2004 until 2005 and he also served as board president for the Illinois Association of Medicaid Health Plans in Chicago during the same period.  In 2003, Mr. Thomas declared bankruptcy and his debt was unconditionally discharged in 2003.  Mr. Thomas received his Bachelor of Liberal Arts degree from the University of Illinois, Chicago.

•
Blair W. Todt joined WellCare in April 2010 as our Senior Vice President and Chief Compliance Officer.  Prior to joining WellCare, Mr. Todt was Senior Vice President, General Counsel and Secretary for health care provider MedCath Corporation from February 2007 to March 2010.  From May 2005 to February 2007, Mr. Todt served as Deputy General Counsel, Compliance and Litigation at BearingPoint, Inc. (formerly KPMG Consulting Inc.).  Mr. Todt received his undergraduate degree from The George Washington University and his Juris Doctorate from Brooklyn Law School.

•
Ann O. Wehr, M.D. joined WellCare as our Chief Medical Officer in July 2010. Prior to joining WellCare, Dr. Wehr served as President and Chief Executive Officer of Molina Healthcare of New Mexico from February 2006 to July 2010.  Prior to that she was the Chief Medical Officer of Molina Healthcare of New Mexico from July 2004 to January 2006.  Dr. Wehr earned her Bachelor of Science degree in chemistry from the University of Notre Dame and her Medical Degree from the Ohio State University College of Medicine. She completed her residency in internal medicine at Vanderbilt University. She is Board certified in internal medicine and a fellow of the American College of Physicians. Dr. Wehr has an active medical license in New Mexico, Texas and Florida and is a member of numerous professional associations.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This section of the proxy statement explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion:

•	Alec Cunningham, our Chief Executive Officer;
•	Thomas L. Tran, our Senior Vice President and Chief Financial Officer;
•	Charles G. Berg, our former Executive Chairman who currently serves as Chairman of the Board;
•	Walter W. Cooper, our Chief Administrative Officer;
•	Scott D. Law, our Senior Vice President, Health Care Delivery; and
•	Rex M. Adams, our former Chief Operating Officer.

Overview

    Our executive pay practices are designed to support our strategic priorities and have evolved over time to reflect our then-current environment and initiatives.  As discussed in more detail below, the following is a summary of the transformation of our Company and our executive pay practices in recent years:
Time Period	Prior to 2008	2008 to 2009	2010

Company Focus	Start-up/Expansion	Turnaround	Re-Establishing Profitable Growth

Executive Pay Practices

•    Growth oriented

•    Lower base pay, highly leveraged to
      stock price

•    Discretionary short-term and long-term
      incentive awards

•    Heavy use of stock options; time-based
      only

•    Equity issued at variable periods
      throughout the year

•    Retention oriented

•    More structured executive compensation
      program implemented

•    Implemented company and individual
      performance modifiers for incentive awards

•    Heavy use of restricted stock and cash
      retention incentives; time-based only

•    Risk premiums for new hires; large sign-on
      equity awards and guaranteed bonuses

•    Performance oriented

•    Metric-based incentive programs tied to
      financial, quality and compliance goals

•    Long-term incentives based on multi-year
      performance cycles

•    Mix of restricted stock units, performance
      stock units, stock options and cash; both
      time and performance-based

           Beginning in 2008, it was crucial for the Company to recruit executives in a relatively short time frame with the experience we needed due to the challenges we were facing following the commencement of the government investigations.  In light of this, we negotiated compensation packages that were in some aspects above market.  In addition to recruiting new executives, it was equally important to implement programs to retain and motivate key associates through an exceptionally challenging period.  However, as we began emerging from the challenging period, the Compensation Committee implemented compensation plans and practices to better align our executive compensation program with market norms and corporate governance best practices.  The following is a summary of the changes implemented during 2010.

•
We targeted total direct compensation (consisting of annualized base salary and short-term and long-term incentive compensation targets) at approximately the median of market data (as defined under “Competitive Positioning” below).  Previously, total direct compensation was targeted at the 62.5th percentile of market data.

•
A new pay-for-performance compensation program was implemented with pre-established short-term and long-term incentive goals designed to align rewards with both tangible financial results and the achievement of quality and compliance goals.  The Compensation Committee believes that financial goals are very important, but past practices allowed quality and compliance issues to negatively impact subsequent year financial performance.  Accordingly, the mix of financial and non-financial metrics is designed so that metrics within and between our short-term and long-term programs balance near-term operational performance with longer-term strategic goals.  Additionally, non-financial components are given equal weight to the financial components.  The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service and regulatory compliance to the Company’s future success.

•
We moved away from the heavy use of stock options.  For 2010, the Compensation Committee determined to use a balanced mix of performance-based cash awards, performance stock units, restricted stock units and stock options as long-term incentive awards for our executive officers.  For our executive officers in 2011, the Compensation Committee increased the concentration of performance-based stock unit awards to 75% and did not use stock options or long-term cash incentive awards.  These changes are being made to better focus and reward executives for multiple performance objectives that drive long-term value creation, and in part to mitigate the possibility of excessive risk-taking.  Long-term performance awards are based on three-year performance cycles with cliff vesting in the third year.

•
We are reducing the dilutive effect of employee incentive programs.  Our burn rate over past three years was 6.0% compared to our industry mean plus one standard deviation of 3.65%.  During 2010, we granted equity awards covering approximately 645,000 shares.  This compared to the previous three years’ average of approximately 2.2 million shares per year, representing a reduction of approximately 70%.  As a further sign of this commitment, the annual automatic increase in the number of shares available for future issuance under our equity plan was waived for 2011.

•
Sign-on equity awards were used only to replace awards forfeited from a prior employer.  Our practice is for new executives to participate in the cycle of incentive awards related to the year in which they are hired, the majority of which are performance-based.  These awards are pro-rated in certain instances depending on the time of year hired.  In the past, we regularly granted large initial time-based equity awards to our executives upon commencement of employment that vested over a four or five year period.

•	No guaranteed bonuses were approved during 2010. Guaranteed bonuses for the first year of employment were regularly used for new hires in the past.

•	We adopted a standard relocation assistance program for senior executives consistent with market practices. We did not previously have a standard policy.

•	We eliminated broad-based specialized retention programs that were used following the commencement of the government investigations.

•	No change-in-control excise tax gross-up provisions were approved or extended.

•	No change-in-control “single-trigger” severance payments were approved or extended and no “single-trigger” change-in-control provisions were operative as of December 31, 2010.

•	We adopted misconduct-based recoupment or “clawback” provisions for all incentive awards issued to our associates, including our executive officers.

•	We adopted stock ownership holding requirements for all senior executives.

•	We implemented a formal annual review process for the Chief Executive Officer’s performance, led by the Chairman of the Compensation Committee.

2010 Performance

    In 2010, the Company delivered strong operating performance in line with our short-term and long-term goals despite operating in a challenging regulatory and economic environment.  Among other things, our 2010 achievements included:

•	Adjusted earnings per share of $2.67, which exceeded our initial guidance of $1.90 to $2.15.

•
Successful prescription drug plan (“PDP”) bid submissions resulting in our plans being below the benchmarks in 20 of the 34 regions and within the de minimis range in eight other regions.  This success was a result of our discipline in developing bids.

•	Successfully managed the exit from our private fee-for-service line of business.

•	Improvements in our medical cost position, which were driven by our ongoing medical cost management initiatives. During 2010, our year-over-year medical benefits ratio decreased by 210 basis points.

•
Improvements in our administrative cost position, which were driven by our strategic and organizational restructuring initiatives.  During 2010, our selling, general and administrative costs, adjusted to exclude investigation-related costs, decreased by $70.3 million year-over-year.

•
Successful results from multiple audits conducted by the Centers for Medicare & Medicaid Services (“CMS”) during 2010, including a successful PDP auto-enrollment audit, positive outcome on the CMS fraud, waste and abuse audit and sustained success on all CMS financial audits of the records that support the financial activity associated with our Medicare Advantage and PDP products.  We receive substantially all of our Medicare Advantage and PDP segment premium revenue from CMS, which represented approximately 39% of total premium revenue for 2010.

•
Full URAC Health Plan Accreditation for our HealthEase of Florida and WellCare of Florida subsidiaries representing our Florida Medicare, Medicaid (HealthEase and Staywell) and Healthy Kids product lines.  URAC is the nation’s largest accrediting body for health care and establishes quality standards for the health care industry.

•
Strong Part D quality scores ranging from 3.5 to 4.5 on the five-star scale used by CMS to rate Medicare plans (“STAR” score), and strong Part C STAR scores with eight of our plans realizing a .5 increase.  STAR scores are based on the prior year’s plan performance and are important because they are indicators of the quality of the service provided by a health plan and are used by CMS to determine if the plan qualifies for quality bonus payments.

•
Preliminary resolution of inquiries by the Civil Division of the United States Department of Justice, the Civil Division of the United States Attorney’s Office for the Middle District of Florida, and the Civil Division of the United States Attorney’s Office for Connecticut.

•	Preliminary resolution of the putative securities class action consolidated complaint.

•
Continued improvements in compliance and quality metrics related to our Medicare and Medicaid business lines, which together represent 100% of our premium revenues, while recognizing that further progress is needed.

•
Consistently exceeding target levels in key operational service excellence metrics that we monitor to gauge our success in building strong relationships with our business partners and meeting commitments to our government customers.

•	Organizational changes that have strengthened the senior management team.

           The Company’s 2010 performance, which is discussed in more detail under “Short-Term Incentive Awards” below, was reflected in the Compensation Committee’s determination to approve an overall funding pool for all bonus-eligible associates, including our executive officers, at 125% of the aggregate target amount.

Compensation Consultant

            In accordance with the Compensation Committee’s charter, the Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director and executive officer compensation, and the sole authority to approve the compensation consultant’s fees.  The Compensation Committee’s charter also provides that any engagement of an independent compensation consultant to provide other services to the Company requires the Compensation Committee’s pre-approval.

The Compensation Committee has engaged Towers Watson as its independent compensation consultant since 2005.  Towers Watson reports directly to the Compensation Committee and provides research, market data, survey information and design expertise in developing director and executive compensation programs.  Towers Watson also provides market data and recommendations regarding the Company’s peer group of companies.  In addition, Towers Watson keeps the Compensation Committee apprised of regulatory developments.  A representative of Towers Watson generally attends meetings of the Compensation Committee, is available to participate in executive sessions when invited, and communicates directly with the Compensation Committee’s Chairperson and its other members outside of meetings.  The Compensation Committee uses Towers Watson’s recommendations as one of several factors in determining the compensation decisions affecting our Chief Executive Officer and other executive officers.

In 2010, we paid Towers Watson $276,934 for services provided to the Compensation Committee.  Towers Watson does not provide any additional services to the Company.  Because Towers Watson does not provide any additional services to the Company, the Compensation Committee considers Towers Watson to be independent.

Competitive Positioning

Our philosophy is to target total direct compensation (consisting of annualized base salary and short-term and long-term incentive targets) at approximately the median of market data. While this target is used as a reference point, each executive’s total compensation opportunity and mix between “fixed” and “variable” compensation is determined after consideration of the executive’s experience, level and scope of responsibility within the Company, and individual performance and contribution. Individuals new to their roles may be paid below the median of market data, while high performing individuals who demonstrate superior performance over a long period of time, may have pay positioned above the median of market data.

            As a reference for determining competitive total compensation packages for our named executive officers, Towers Watson provides an analysis of compensation data based on the most recently filed proxy statements of a peer group of companies.  For 2010 compensation, our peer group consisted of the following companies:

Medicaid Focus	Medicare Focus	Diversified HMO
AMERIGROUP Corporation Centene Corporation Molina Healthcare, Inc.	HealthSpring, Inc. Humana Inc. Universal American Corp.	Aetna Inc. Coventry Health Care, Inc. Health Net, Inc.

           These companies were selected because they are most similar to us from a business perspective and similar to us in size from a revenue perspective, and because they are representative of the pool of companies in which we compete for talent.  For fiscal year 2010, the revenues of the peer group ranged from approximately $3.1 billion to $34.2 billion, with a median of $5.8 billion.  This compared to our fiscal year 2010 revenues of approximately $5.4 billion.

           In addition to peer group data, and when peer group data does not provide information for a particular position, we use survey data provided by Towers Watson from the following published survey sources:

•	Watson Wyatt 2009/10 Survey Report on Top Management Compensation;
•	Watson Wyatt 2009/10 Health Insurance Executive Compensation Survey;
•	Watson Wyatt 2009/10 Survey Report on Insurance Industry Management Compensation;
•	2009 U.S. Mercer Benchmark Database: Executive Survey Report;
•	2009 Mercer Integrated Health Networks (IHN): U.S. Integrated Health Networks Compensation Survey Suite; and
•	2009 Empsight International, LLC Top Compliance Executive.

The data from these surveys was scaled to our size by Towers Watson using either regression analysis based on revenues or corresponding revenue ranges as provided by the various surveys.  While the Compensation Committee reviewed and considered the data provided by these surveys, it did not consider or review the compensation paid to executives at the component companies included within such surveys.

The peer group data and survey data prepared by Towers Watson is collectively referred to as “market data.”

           We will be using a subset of the peer group as a reference for determining achievement of certain of the performance goals discussed in the “Long-Term Incentive Awards” section below.  For this purpose, all the companies in our peer group listed above will be included except Aetna and Coventry.  Aetna and Coventry are excluded for this purpose because each company’s Medicaid and Medicare business represents only a small percentage of each company’s total revenue.

Decision-Making Process and Role of Executive Officers

On behalf of the Board, our Chairperson of the Compensation Committee leads an annual performance review of our Chief Executive Officer.  The review includes personal interviews with members of management by the Chairman of the Compensation Committee and the Chairman of the Nominating Committee, and a review of the Chief Executive Officer’s self-assessment.  The results of this performance evaluation help form the basis for determining the Chief Executive Officer’s annual compensation package and whether or not individual performance goals have been achieved.

The Chief Executive Officer conducts an annual performance review of each executive officer who reports to him, and the results are provided to the Compensation Committee.  These performance evaluations, along with compensation-related recommendations for the Chief Executive Officer, are considered by the Compensation Committee when making compensation decisions for the executive officers who report to the Chief Executive Officer.

Base Salary

            Base salaries for executive officers are determined by the Compensation Committee after considering the market data, the scope and complexities of an individual’s role, internal equity (in this context, meaning striving to ensure that our executives with similar responsibilities, experience and historical performance are rewarded comparably) and individual performance.  The Compensation Committee is mindful of setting the appropriate level of base salary in order to ensure that total direct compensation is both competitive and reasonable.

    In general, the Compensation Committee may approve a change to an executive officer’s base pay for the following reasons:

•
Merit increases.  The Compensation Committee begins to review potential merit increases during the Company’s annual compensation review process and takes into account the individual’s performance, responsibilities and experience.  When making these determinations, the Compensation Committee evaluates the performance of the Chief Executive Officer, and in the case of other executive officers, the Compensation Committee solicits and considers the Chief Executive Officer’s recommendations.

•
Promotions or expansion of responsibilities.  The Compensation Committee may determine to increase an executive’s base salary to recognize an increase in responsibilities resulting from a change in an executive’s role or a promotion to a new position.  The Compensation Committee considers new responsibilities, market data and internal pay equity in addition to past performance and experience when approving any such salary increases.

•
Market adjustments.  Market adjustments may be awarded to an executive when, in the judgment of the Compensation Committee and as supported by the Chief Executive Officer’s evaluation of the executive officer’s performance, a significant gap exists between the median of market data and the individual’s base salary.  In general, market adjustments are determined as part of the annual compensation review process.

Fiscal Year 2010 Salaries

•
In March 2010, as a result of the appointment of Mr. Cunningham to Chief Executive Officer, the Compensation Committee increased Mr. Cunningham’s base salary from $360,000 to $650,000, retroactive to December 28, 2009 (the effective date of Mr. Cunningham’s appointment as Chief Executive Officer).  The Compensation Committee determined Mr. Cunningham’s salary after reviewing market data provided by Towers Watson.  Mr. Cunningham’s salary was set below the median of salaries included in the market data after giving consideration to his experience, but recognizing his salary would be increased in future years subject to his and the Company’s performance.

•
In March 2010, the Compensation Committee approved a base salary increase for Mr. Cooper from $330,000 to $380,000.  This increase was to recognize an increase in responsibilities overseeing our PDP business and to align his base salary with the median of market data for similar positions.  Subsequently in October 2010, the Compensation Committee approved another base salary increase for Mr. Cooper to $440,000.  This increase was to recognize an increase in responsibilities resulting from his promotion to Chief Administrative Officer and is in line with the median of market data for similar positions.

•	None of the other named executive officers received a base salary adjustment during 2010.

Fiscal Year 2011 Salaries

•
In February 2011, the Compensation Committee approved a base salary increase for Mr. Cunningham from $650,000 to $800,000 and a base salary increase for Mr. Tran from $475,000 to $500,000.  Mr. Cunningham’s initial base salary as Chief Executive Officer of $650,000 was set below the 25th percentile of market data as it was his first year in the position.  The increase to Mr. Cunningham’s base salary reflects his strong performance during his first year as Chief Executive Officer and brings his base salary closer to, but still below, the median of market data for our peer group.  The increase in Mr. Tran’s base salary reflects a market adjustment to align his base salary with the median of market data for comparable positions.

•	None of the other named executive officers received a base salary adjustment during the Company’s annual compensation review process in February 2011.

Incentive Awards – Mr. Berg

    In accordance with the terms of an amended and restated employment letter with Mr. Berg, the Compensation Committee awarded Mr. Berg $750,000 as a bonus for 2010 based on a target bonus of $750,000.  The Compensation Committee made this determination based on Mr. Berg’s achievements against pre-established goals as summarized in the following chart.

Pre-established Goals	Measures of Achievement
• Leadership and presiding at meetings of the Board	• Mr. Berg is viewed by the other members of the Board as an effective leader of the Board
• Chairing the Committee on Leadership and Executive Succession • Leading the Board’s search for a new chief executive officer	• The Board was strengthened during Mr. Berg’s tenure with five new directors, each with stellar credentials

•     Continuing to work with the senior management team on financial and operating initiatives and resolving pending legal and regulatory challenges, in particular the qui tam and securities actions and the intermediate sanctions imposed in 2009 by CMS

•      Mr. Cunningham was named Chief Executive Officer in December 2009

•     CMS released us from its marketing and enrollment sanctions in November 2009, we reached a preliminary agreement to settle the qui tam actions in June 2010 and we reached agreement on the material terms of a settlement to resolve the securities class action complaint in August 2010

    The term of Mr. Berg’s employment under his amended and restated employment letter expired on December 31, 2010, and in anticipation of this, the Compensation Committee did not grant Mr. Berg any long-term incentive awards during 2010.

Incentive Awards – All Executive Officers Other Than Mr. Berg

    For purposes of the following discussion of incentive awards, the terms “executives” and “executive officers” refers to all of our executive officers, including our named executive officers, other than Mr. Berg.  Mr. Berg’s incentive awards are described in “Incentive Awards – Mr. Berg” above.  As a component of total compensation, the Compensation Committee may choose to pay short-term and long-term incentive awards with the intention of driving the achievement of key goals and initiatives for the Company and rewarding individuals based on their contributions to those results.  Incentive awards are discretionary (except as might otherwise be required by an executive’s employment agreement), based on each executive’s pre-established short-term and long-term incentive targets, and generally consist of annual cash incentive awards and a mix of long-term incentive awards.  For 2010, the long-term incentive awards for our executive officers include performance-based cash incentive awards and performance-based stock unit awards, each of which cliff-vest at the end of a three-year performance cycle.  The awards also include time-based restricted stock unit awards and time-based stock option awards.

    Pre-Established Short-Term and Long-Term Performance Goals

            Beginning in 2010, we implemented a new pay-for-performance compensation program with pre-established short-term and long-term incentive goals designed to align rewards with tangible financial results and the achievement of quality and compliance goals.  The short-term incentive opportunity is limited to a maximum payout of 225% of target, while the long-term incentive opportunity is limited to a maximum payout of 150% of target.  For short-term incentive goals, we set targeted levels of performance with the intention of requiring significant improvements in financial performance, quality, compliance and service levels.  Overall, when target, threshold and maximum levels were established, we believed performance required to qualify for a payout at the target level was achievable but challenging.  The performance required to qualify for a payout at the low end of the range (“threshold”) was more attainable and performance required to qualify for payouts at the top of the range (“maximum”) was difficult to achieve.  Achievement of the long-term incentive goals will be measured relative to the performance of the Company’s peer group and against standards required by our Medicare and Medicaid contracts.  However, to guard against any unintended outcomes or unexpected external circumstances that could result in an unjust outcome as we transition to this new program, the Compensation Committee retained significant discretion to determine ultimate award payouts.  As such, in making a determination as to whether or not awards will be paid and the amounts of award payments, if any, the Compensation Committee is heavily guided by reference to the pre-established goals but applies discretion to evaluate other factors such as unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items, and other factors it deems relevant.

    Short-Term Incentive Awards

            In 2010, we adopted an annual cash incentive plan to provide certain associates with an incentive and reward for contributions to the earnings and operational success of the Company.  Bonus-eligible associates, including the Company’s executive officers, are eligible to earn cash incentive awards under the Company’s annual cash incentive plan based on the achievement of performance goals established by the Compensation Committee.  The Compensation Committee worked with the Regulatory Compliance Committee, the Health Care Quality and Access Committee, the Audit Committee and senior management to develop the 2010 short-term performance goals that are designed to align rewards with Company performance goals.  The 2010 short-term performance goals were communicated to our executives in early 2010 and consist of a financial component, a compliance and quality component and a service excellence component.  As discussed in more detail below, the non-financial components, taken together, are given equal weight to the financial component.  The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service and regulatory compliance to the Company’s future success.

            The financial component is weighted 50% of the total and consists of adjusted earnings per share (“EPS”).  EPS was chosen because it is a metric used to measure our financial performance from year to year, it is widely used among our peer group as a metric in their short-term incentive programs and it is the most common performance metric used by industry analysts.  In order to appropriately evaluate the Company’s performance, the Compensation Committee chose to use an EPS goal adjusted for legal, accounting, associate retention and other costs associated with the government and Company investigations that we believe are not indicative of long-term business trends and operations.

            The compliance and quality component is weighted 25% of the total and consists of successfully passing Medicare and Medicaid regulatory audits and achieving quality action plan milestones.  The elements within the compliance and quality component are not individually weighted, but are considered together in determining our overall achievement of the compliance and quality component.  In general, regulatory audits measure our compliance with standards required by our Medicare and Medicaid contracts.  Achievement of compliance metrics is determined by the Compensation Committee based on recommendations from the Regulatory Compliance Committee.  Quality action plans are market specific initiatives developed to improve our Medicare STAR scores, our Medicaid Healthcare Effectiveness Data and Information Set (HEDIS®) results and our efforts to obtain accreditations.  We believe quality scores will be an important factor in determining, among other things, premium rates in some markets, our ability to expand or win new business, our ability to obtain accreditations, and whether we are subject to corrective action plans.  In other words, failure to focus on quality and compliance in one year could harm our financial performance in future years.  Achievement of milestones is determined by the Compensation Committee based on recommendations from the Health Care Quality and Access Committee.

            The service excellence component is weighted 25% of the total and consists of achievement of claims processing metrics, claims financial accuracy rates, Medicare and Medicaid grievance turnaround rates, complaint tracking module (“CTM”) turnaround rates, and CTM volumes per 1,000 members.  Similar to the compliance and quality component, the elements within the service excellence component were not individually weighted, but were considered together in determining our overall achievement of the service excellence component.  Service is an important part of our business, and these metrics are key indicators that help us understand our success in building strong relationships with our business partners and meeting commitments to our government customers.

The following table summarizes the 2010 short-term performance goals and related results.

Company Performance Metric	Threshold	Target	Maximum	Actual Results

Financial Element
EPS (adjusted)	$1.90	$2.15	Significantly Above Target (Discretion)	$2.67

Compliance/Quality Elements
Medicare Regulatory Audits	Discretion*	95%	98%	81%
Medicaid Regulatory Audits	Discretion*	Pass all audits	Discretion	18 of 19 Passed
Quality Action Plan Milestones	Discretion*	Achieve Milestones	Discretion	On Target

Service Excellence Elements
Medicare Claims Turnaround Time	Discretion*	95%	99%	99.2%
Medicaid Claims Turnaround Time	Discretion*	Pass	Discretion	11 of 12 Passed
Claims Financial Accuracy	98%	98.7%	99%	98.8%
Medicare Grievance Turnaround Time	Discretion*	95%	99%	99.1%
Medicaid Grievance Turnaround Time	Discretion*	95%	99%	99.7%
CTM Turnaround	Discretion*	95%	98%	99.3%
CTM Volume Per 1,000 Members Per Month	0.781	0.635	0.488	0.331

*
We operate Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Missouri, New York and Ohio; Medicare coordinated care plans in Connecticut, Florida, Georgia, Hawaii, Illinois, Indiana, Louisiana, Missouri, New Jersey, New York, Ohio and Texas; and Medicare stand-alone PDP plans in 49 states and the District of Columbia.  The Compensation Committee retained discretion to award payouts if we achieved acceptable levels of performance in most markets, as determined by the Compensation Committee, but did not achieve target goals.

   The Compensation Committee approved an overall funding pool for all bonus-eligible associates, including our named executive officers, at 125% of the aggregate target amount.  This determination was based on meeting or exceeding most of the above short-term target levels for 2010, and taking into consideration the weight assigned to each component as well as other factors determined by the Compensation Committee to be relevant, including successful PDP bids for 2011, improvements in our medical and administrative cost positions, the preliminary resolution of certain qui tam actions, the preliminary resolution of the putative securities class action consolidated complaint, being awarded full URAC accreditation for our Florida health plans, strong STAR ratings and successful results from multiple CMS audits. The aggregate amount of bonuses paid to the named executive officers as a group, which are discussed below, was within the 125% budget for that group.

Bonus Determination for Mr. Cunningham

The Compensation Committee believes that the overall performance of the Company in 2010 was reflective of the performance of the Chief Executive Officer, and accordingly awarded Mr. Cunningham an annual cash bonus payout in the amount of $1,015,625, representing 125% of Mr. Cunningham’s short-term incentive target.

Bonus Determinations for Messrs. Tran, Cooper, Law and Adams

As discussed under “Decision-Making Process and Role of Executive Officers” above, bonus decisions for our executive officers who report to Mr. Cunningham are determined by the Compensation Committee after consideration of Mr. Cunningham’s recommendations.  Mr. Cunningham developed his recommendations by taking into consideration overall Company performance as assessed by the Compensation Committee and each executive officer’s individual performance.  Each executive officer’s individual performance was evaluated based on the executive’s achievements during 2010, which included objective and subjective accomplishments, and generally no one accomplishment was given a particular weighting.  The following is a discussion of each executive’s bonus and achievements which were material to Mr. Cunningham’s recommendations and the Compensation Committee’s determination of such bonuses.

•
$546,250 for Mr. Tran based on his leadership in driving improvements in our medical cost and administrative cost positions, successfully obtaining a credit facility on favorable terms and his contributions to our Investor Relations strategies.

•
$351,362 for Mr. Cooper based on his strong results for our PDP business including revenue growth, quality scores and expense management.  Additionally, Mr. Cooper grew our sales channels through broker relationships and enhanced direct to consumer marketing.  Mr. Cooper also drove cost reductions in company-wide operations.

•
$320,000 for Mr. Law based on his leadership in developing our health care quality programs including progress for URAC and NCQA accreditations and achieving strong results on compliance metrics.   While a number of initiatives are underway, the bonus determination also took into consideration that further progress is needed in executing our care management strategy.

•	Mr. Adams was not eligible to earn an annual cash bonus due to the timing of the termination of his employment.

Long-Term Incentive Awards

    In 2010, our executive officers were granted a mix of long-term incentive awards consisting of performance-based stock unit awards, performance-based cash bonus awards, time-based restricted stock unit awards and time-based stock option awards.  The long-term incentive program is based on a multi-year performance cycle with awards granted in one year not being realized until subsequent years.  As discussed above, for our executive officers, long-term incentive award amounts are based on each executive officer’s pre-established long-term incentive target.  Each executive officer’s long-term incentive target amount was allocated equally to each of the four types of awards.  The dollar value was then converted into a number of stock units, in the case of restricted stock units and performance stock units, based on the officially-quoted closing selling price of our common stock on the NYSE on the date of grant, and a number of stock options, based on the Black-Scholes value calculated on the date of grant, in the case of stock options.  This mix of awards provides a balanced portfolio of equity and cash awards and was chosen to motivate the achievement of the Company’s long-term financial and operating goals while improving retention of the executive team and reducing the dilutive effect of our employee equity programs.

    The following table summarizes the long-term incentives awarded to our named executive officers in 2010:

Executive Officer	Performance-Based Stock Units (target level) (#)	Performance-Based Cash (target level) ($)	Time-Based Restricted Stock Units (#)	Time-Based Stock Options (#)

Alec Cunningham	16,359	$487,500	16,359	30,660
Thomas L. Tran	5,977	$178,125	5,977	11,203
Walter W. Cooper	4,782	$142,500	4,782	8,962
Scott D. Law	5,201	$155,000	5,201	9,748
Rex M. Adams(1)	7,970	$237,500	7,970	14,937

(1)
As described below, long-term incentive awards are subject to continued employment.  Mr. Adams’ employment was terminated effective November 1, 2010.  As a result, Mr. Adams will not realize any value from these awards.

    Performance-Based Stock Unit Awards

           In 2010, the Compensation Committee adopted a new form of performance stock unit agreement for performance-based stock unit awards under the Company’s 2004 Equity Incentive Plan.  Subject to continued employment, performance stock unit awards granted in 2010 cliff vest on March 1, 2013, based on the achievement of goals for a three-year performance period ending December 31, 2012.  The Compensation Committee worked with the Regulatory Compliance Committee, the Health Care Quality and Access Committee, the Audit Committee and senior management to develop the 2010 long-term performance goals that are designed to align rewards with Company performance.  The 2010 long-term performance goals were communicated to our executives following the determination of such goals in early 2010 and consist of a financial component and a quality component. As discussed in more detail below, the non-financial component is given equal weight to the financial component.  The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service and regulatory compliance to the Company’s future success.

           The financial component is weighted 50% and consists of return on equity (“ROE”) and operating margin, which are equally weighted.  The Compensation Committee chose these elements because they are widely accepted measures across all industries, they are more controllable by management than other measures that are dependent on market and other external factors, and they can be used to measure the Company’s financial performance against that of our peer group.  ROE also provides a measure of management’s ability to optimize the Company’s deployment of capital.  Operating margin provides a measure of revenue growth and management of medical and administrative costs.

           The quality component is weighted 50% and consists of quality scores for our Medicare and Medicaid products and accreditation achievements.  The elements within the quality component are not individually weighted, but will be considered together in determining our overall achievement of the quality component.  The quality score component compliments the quality action plan milestones under our short-term goals discussed above.  As discussed above, we believe Medicare STAR scores and Medicaid HEDIS® results will be important factors in determining, among other things, premium rates in some markets, our ability to expand or win new business, our ability to obtain accreditations, and whether we are subject to corrective action plans.

    The following table summarizes the performance-based stock unit evaluation criteria for the 2010 – 2012 performance period.

Company Performance Metric	Threshold*	Target	Maximum

Financial Elements
Return on Equity	Below Peer Median (Discretion)	Peer Median	Above Peer Median (Discretion)
Operating Margin	Below Peer Median (Discretion)	Peer Median	Above Peer Median (Discretion)

Quality Elements
Medicare STAR Report	Discretion	3.0	Discretion
Medicaid HEDIS® Results	Discretion	Meeting Contract Standard	Discretion
Accreditation Achievement	Discretion	Meeting Contract Standard	Discretion

*	Demonstrating substantial progress toward target as determined by the Compensation Committee.

           As of December 31, 2010, target level of performance is estimated as the probable outcome for the 2010 – 2012 performance cycle.  However, our actual performance, the performance of our peer group and other external factors over the remaining two years of the performance period may have a significant impact on actual payout.

           On March 24, 2011, the Compensation Committee approved amendments to all previously issued and outstanding grants of performance-based stock unit awards, including awards granted to Messrs. Cunningham, Tran, Cooper and Law.  The amendments to the awards provide that in the event of a change in control of the Company, the target number of performance stock units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated by the Company without cause or by the executive for good reason, in each case, within one year following the change in control.  The “double-trigger” vesting provision change was made to align the terms of the award with best practices as recommended by an independent compensation consultant, as well as to align the terms of the award with the terms of other equity awards issued more recently by the Company, and to provide greater clarity to the executives.  Prior to the change, the awards provided that in the event of a change in control, the number of units that vest and the timing and conditions of vesting would be determined by the Compensation Committee in its discretion.

    Performance-Based Cash Bonus Awards

            These awards were granted under the Company’s Long Term Incentive Cash Bonus Plan and, subject to continued employment, are payable on or before March 15, 2013 based on the achievement of goals for a three-year performance period ending December 31, 2012.  The goals for these awards are the same as the goals for the performance-based stock unit awards discussed above.  These awards were granted in lieu of additional performance-based stock unit awards in order to reduce the dilutive effect of our employee incentive programs.

           On March 24, 2011, the Compensation Committee approved amendments to all previously issued and outstanding grants of performance-based cash bonus awards, including awards granted to Messrs. Cunningham, Tran, Cooper and Law.  The amendments to the performance-based cash bonus awards provide that in the event of a change in control of the Company, the target award will be paid on the earlier of the original payment schedule or upon termination of the executive’s employment if employment is terminated by the Company without cause or by the executive for good reason, in each case, within one year following the change in control.  The amendments incorporating the “double-trigger” vesting provisions were made for the same reasons as discussed under “Performance-Based Stock Unit Awards” above.  Prior to the change, the awards provided that in the event of a change in control, the amount of the bonus that would be payable and the timing and conditions of payment would be determined by the Compensation Committee in its discretion.

    Time-Based Awards of Restricted Stock Units and Stock Options

    To lessen the impact from an immediate transition from awards vesting in annual increments to awards that cliff vest at the end of three years, we used time-based restricted stock unit awards and stock option awards as transition tools to provide some award vesting during the first three-year cycle.  The restricted stock unit awards and the stock option awards were granted under the Company’s 2004 Equity Incentive Plan and, subject to continued employment, vest in approximately equal installments on September 1, 2011 and September 1, 2012.  The stock option awards have an exercise price equal to the officially-quoted closing selling price of our common stock on the NYSE on the date of grant.  We believe stock options are performance-based because the exercise price is equal to the fair market value of our stock on the date the option is granted.  Therefore, the executive will recognize value only if the market value of our stock appreciates over time.

Perquisites

            Pursuant to the terms of their respective employment agreements, Mr. Tran was entitled to an allowance of $2,500 per month during 2010 to cover personal travel expenses, Mr. Law was entitled to an allowance of $5,000 per month through April 2010 to cover temporary housing expenses in Tampa, Florida and Mr. Adams was entitled to an allowance of $5,000 per month through September 2010 to cover temporary housing expenses in Tampa, Florida and personal travel expenses.  We also agreed to pay legal fees and expenses incurred by Mr. Cunningham in connection with legal diligence regarding his appointment to the position of Chief Executive Officer in the amount of $50,435.

           In 2010, our Compensation Committee approved a relocation assistance program for our associates, including our executive officers.  Under this program, executives are reimbursed for most expenses associated with relocating, including moving expenses, temporary housing expenses, closing costs associated with the sale of the executive’s existing home and the purchase of a new home in the destination location, as well as other miscellaneous amounts in connection with relocating to the destination location.  In addition, any relocation costs that are not excludable from an executive’s income, except for any temporary living expenses and a miscellaneous expense allowance, are provided on a fully grossed-up basis to cover all applicable federal, state and local income taxes.

            From time to time we charter, or reimburse directors and executives who charter, aircraft for business travel.  Families and invited guests of directors and executives occasionally fly on such aircraft as additional passengers, which is treated as a personal benefit to the director or executive.  In those cases, the aggregate incremental cost of the personal benefit to us is a de minimis amount.  For tax reporting purposes, when family members or guests of a director or executive travel on business flights, the value of such personal use, determined using a method based on the Standard Industry Fair Level (“SIFL”) rates as published by the Internal Revenue Service, is imputed as income to such director or executive.  Such imputed income would be included in taxable income for the director or executive and reflected in compensation tables herein to the extent the SIFL rate exceeds the amount reimbursed by the director or executive.  None of our directors or executives were attributed any such income in fiscal year 2010.

Overall, we view the cost to the Company of these perquisites as a de minimis part of total compensation and we believe they establish goodwill between the Company and our directors and executives.

Retirement Savings Plan

           We provide a 401(k) retirement savings plan, including Company matching contributions, designed to provide all of our associates with a tax-deferred, long-term savings vehicle for their retirement.  The Company matching contribution is provided on the same basis to named executive officers as all other participants in the plan.  For 2010, we made matching contributions in an amount equal to 50% of the first 6% of an associate’s eligible compensation deferred to the 401(k) plan.  Eligible compensation generally consists of salary and cash bonuses, up to the federal limits for qualified 401(k) plans.

Ownership Guidelines

           Effective April 1, 2011, the Compensation Committee established guidelines requiring significant stock ownership by our executive officers to further align their interests with those of our stockholders.  Under our stock ownership guidelines for our executive officers, each executive officer must beneficially own a number of shares of our common stock with a fair market value equal to or in excess of a specified multiple of the executive’s base salary within five years from the date he or she becomes subject to the guidelines as follows:

•	5x for the Chief Executive Officer;
•	3x for the Chief Financial Officer, Chief Administrative Officer and President of National Health Plans; and
•	2x for other executive officers.

Shares owned directly and indirectly, earned performance stock units and time-vested restricted stock, time-vested restricted stock units and time-vested deferred stock units, regardless of vesting status, count toward satisfaction of the ownership requirements under the guidelines. Stock options and unearned performance stock units do not count toward satisfaction of the ownership requirements under the guidelines. The Compensation Committee will periodically review compliance with this requirement. As of April 1, 2011, the effective date of the guidelines, Messrs. Tran and Law have met or exceeded their respective share ownership requirements. Mr. Cunningham has achieved 52% of his share ownership requirement and Mr. Cooper has achieved 83% of his share ownership requirement. Per program guidelines, Messrs. Cunningham and Cooper have until 2015 to achieve their respective share ownership objectives. As we no longer have an Executive Chairman position, Mr. Berg is now subject to the director stock ownership guidelines described in “Director Compensation – Stock Ownership Guidelines” above and has met those guidelines.

Recoupment Provisions

In 2010, the Compensation Committee adopted recoupment provisions for our incentive programs. Pursuant to these provisions, if it is ever determined by the Board or Compensation Committee that actions by an associate in our incentive programs, including our executive officers, has constituted: (a) wrongdoing that contributed to (i) any material misstatement in or omission from any report or statement filed by the Company with the SEC or (ii) a statement, certification, cost report, claim for payment, or other filing made under Medicare or Medicaid that was false, fraudulent, or for an item or service not provided as claimed, (b) intentional or gross misconduct, (c) a breach of a fiduciary duty to the Company or a subsidiary or (d) fraud, then the Board or the Compensation Committee will, to the extent permitted by applicable law, cause the cancellation of outstanding awards and seek reimbursement of amounts realized from awards that vested and/or were paid during and after the first fiscal year in which the misconduct occurred.

Trading Controls

            Under our policy on insider information and insider trading, members of the Board and executive officers are required to receive the permission of our General Counsel prior to entering into transactions in our securities.  Our Board members and executive officers are only permitted to buy or sell our securities during announced trading periods as provided under the policy.  The Board member or executive officer bears full responsibility if he or she violates our policy by permitting shares to be bought or sold without preapproval or when trading is restricted.  In addition, under our policy, trading in call or put options involving our securities and other derivative securities, engaging in short sales of our securities, holding our securities in a margin account, and pledging our securities to secure margin or other loans is prohibited.

Equity Award Process

           We maintain an equity award process to ensure that the authorization, granting and pricing of all equity awards are processed, recorded, disclosed and accounted for in full compliance with all applicable laws and regulations.  Approval for all equity awards is obtained in advance of or on the date of grant.  Equity awards issued to existing executive officers and associates are granted on the date of approval.  Equity awards issued to newly-hired executive officers are granted on the later of the date of approval or the individual’s first date of employment.  The exercise price for all stock option awards is the officially-quoted closing selling price of our common stock on the NYSE on the date of grant (or the officially-quoted closing selling price of our common stock on the next trading day if the NYSE is closed on the date of grant).  Equity awards issued to new non-management Board members are granted on the later of the date of approval or the individual’s first date of service as a Board member.  In July 2006, the Compensation Committee also approved a policy whereby annual equity awards issued to incumbent non-management Board members will be granted on the date of our annual meeting of stockholders.

           Our equity awards are generally determined and granted in the first quarter of each year following the conclusion by management and the Compensation Committee of the Company’s annual evaluation process.  In addition and from time to time, additional equity awards are granted in connection with new hires or promotions.

Risk Considerations

    The Compensation Committee reviews the risks and rewards associated with our compensation programs and designs programs with features that are designed to mitigate risk without diminishing the incentive nature of the compensation.  We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. With respect to specific elements of compensation:

•	Our overall compensation levels are competitive with the market.

•	Base salary does not encourage risk-taking as it is a fixed amount.

•	The mix between base salary and incentive compensation is designed to encourage role-appropriate behavior.

•
Incentive awards use multiple performance goals that encourage executives to focus on quality, compliance and service excellence equally with financial measures, thus diversifying the risk associated with any single goal.

•	All incentive opportunities are limited to a maximum by formula.

•	Independent members of our Board approve incentive awards in their discretion after review of Company and individual performance.

•
A significant portion of incentive award value is delivered in the form of cash and equity awards that vest over multiple years, which aligns the interests of our executives to the interests of our stockholders, members, government customers and business partners.

•	The use of options is limited and represents only a small percentage of the overall mix of incentive awards.

•	Executive officers are subject to substantial stock ownership requirements to further align their interests and actions with the interests of our stockholders.

•	Executive officers are subject to misconduct-based recoupment provisions in their incentive awards.

•	Executive officers are required to obtain permission from our General Counsel before buying or selling any stock, even during an open trading window.

•
Executive officers are prohibited from trading in call or put options involving our securities and other derivative securities, engaging in short sales of our securities, holding our securities in a margin account or pledging our securities to secure margin or other loans.

•	We do not offer excessive retirement or severance benefits that could promote higher risk-taking behaviors.

            The Compensation Committee evaluates regularly the risks involved with all compensation programs globally and does not believe any of our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Implications

    Tax deductibility

           Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits deductibility to any publicly-held corporation of certain compensation for a “covered employee,” consisting of our Chief Executive Officer and the three most highly paid executive officers who are employed on the last day of our fiscal year (other than the Chief Financial Officer), in excess of $1 million per year.  If certain conditions are met, performance-based compensation may be excluded from this limitation.  During 2010, approximately $613,000, $5,107,000, $67,000 and $153,000 of compensation paid to Messrs. Cunningham, Berg, Cooper and Law, respectively, was non-deductible under Section 162(m).

    The Patient Protection and Affordable Care Act of 2010 amended Section 162(m) to limit the deduction to certain health care providers, including us, of compensation paid to any director, officer, employee or other service provider in excess of $500,000 per year with no exceptions for performance-based compensation.  The $500,000 limitation is effective for compensation paid in tax years beginning in 2013 with respect to services performed starting in 2010.  Consequently, beginning in 2013, any compensation in excess of $500,000 that we pay to any director, officer, employee or other service provider, including any named executive officer, will not be deductible by us.

    Accounting for stock-based compensation

           We account for stock-based payments, including stock options, performance stock units, restricted stock awards, restricted stock unit awards and performance stock unit awards, in accordance with FASB ASC Topic 718.  The Compensation Committee takes into consideration the accounting treatment under FASB ASC Topic 718 of alternative award proposals when determining the form and amount of equity compensation awards.  Because our determinations regarding equity awards are generally based on a dollar value, FASB ASC Topic 718 has impacted the size and terms of our equity awards.

Compensation Committee Report

           The Compensation Committee, comprised solely of independent directors, has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

The Compensation Committee,

David J. Gallitano, Chairperson
Carol J. Burt
Kevin F. Hickey
Paul E. Weaver

Summary Compensation Table

    The following table and footnotes summarize, in accordance with the reporting requirements of the SEC, compensation of the following executive officers for 2008, 2009 and 2010 (collectively, the “named executive officers”): Alec Cunningham, the individual who served as our principal executive officer during 2010; Thomas L. Tran, the individual who served as our principal financial officer during 2010; Charles G. Berg, Walter W. Cooper and Scott D. Law, our three other most highly compensated executive officers who were serving as executive officers at the end of 2010; and Rex M. Adams, an individual who would have been one of our three other most highly compensated executive officers if he had served as an executive officer at the end of 2010.

Name and Principal Position	Year	Salary(7) ($)	Bonus(8) ($)	Stock Awards(9) ($)	Option Awards(10) ($)	Non-Equity Incentive Plan Compensation(11) ($)	All Other Compensation(12) ($)	Total ($)

Alec Cunningham Chief Executive Officer(1)	2010	644,423	94,500	974,996	478,796	1,015,625	58,148	3,266,488
	2009	341,538	507,800	839,076	—	236,250	1,212	1,925,876

Thomas L. Tran Senior Vice President and Chief Financial Officer(2)	2010	475,000	79,765	356,230	174,949	546,250	39,206	1,671,400
	2009	475,000	451,250	159,536	—	—	74,552	1,160,338
	2008	200,962	287,706	1,461,500	1,242,320	—	41,309	3,233,797

Charles G. Berg Executive Chairman(3)	2010	750,000	750,000	—	—	—	—	1,500,000
	2009	591,346	750,000	2,985,000	719,825	—	28,729	5,074,900
	2008	453,846	—	8,624,000	5,541,750	—	118,162	14,737,758

Walter W. Cooper Chief Administrative Officer(4)	2010	380,769	84,630	285,008	139,953	351,362	7,597	1,249,319

Scott D. Law Senior Vice President, Health Care Delivery(5)	2010	400,000	—	309,980	152,228	320,000	27,535	1,209,743
	2009	58,462	352,000	1,744,400	—	—	41,651	2,196,513

Rex M. Adams Chief Operating Officer(6)	2010	412,885	46,236	475,012	233,261	—	1,041,475	2,208,869
	2009	442,308	530,219	1,277,467	—	—	62,262	2,312,256

(1)
Mr. Cunningham began his service as principal executive officer on December 28, 2009.  Compensation for Mr. Cunningham is provided only for 2009 and 2010 because he was not a named executive officer prior to 2009.

(2)	Mr. Tran began his service as principal financial officer on July 21, 2008. Mr. Tran was not employed by the Company prior to July 21, 2008.
(3)
Mr. Berg began his service as an executive officer on January 25, 2008.  Mr. Berg was not employed by the Company prior to January 25, 2008.  Mr. Berg’s service as an executive officer ended on December 31, 2010.  He now serves as our non-executive Chairman of the Board.

(4)	Compensation for Mr. Cooper is provided only for 2010 because he was not a named executive officer prior to 2010.
(5)	Mr. Law began his service as an executive officer on October 28, 2009. Compensation for Mr. Law is provided only for 2009 and 2010 because he was not employed by the Company prior to 2009.
(6)	Mr. Adams’ employment terminated on November 1, 2010. Compensation for Mr. Adams is provided only for 2009 and 2010 because he was not a named executive officer prior to 2009.
(7)	Amounts represent total salary earned by the named executive officers and includes amounts contributed by the named executive officers to our 401(k) savings plan during each respective fiscal year.

(8)
Amounts represent discretionary bonuses earned by the named executive officers during each respective fiscal year.  Bonuses paid to Messrs. Cunningham, Tran, Cooper and Adams in 2010 were pursuant to awards granted under the Company’s 2009 Long-Term Cash Bonus Plan in March 2009.  As provided under the 2009 Long-Term Cash Bonus Plan, 50% of the award was paid in September 2010 and 50% will be paid in September 2011, subject to continued employment.  Mr. Cunningham’s bonus for 2009 includes a special promotion bonus of $200,000 awarded in connection with his appointment to Chief Executive Officer.  Mr. Berg’s bonus for 2009 consists of a minimum guaranteed bonus for 2009 pursuant to his amended and restated letter agreement.  Mr. Law’s bonus for 2009 consists of a signing bonus of $100,000 and a minimum guaranteed bonus for 2009 of $252,000 pursuant to his employment agreement.   Mr. Tran’s bonus for 2008 consists of a signing bonus of $75,000 and a minimum guaranteed bonus for 2008 of $212,706 pursuant to his employment agreement.  The guaranteed bonuses were approved during the “turnaround” phase of the Company discussed in “Compensation Discussion and Analysis – Overview” above.

(9)
Amounts represents the full grant date fair value of restricted stock, restricted stock unit and performance stock unit awards granted to our named executive officers during each respective fiscal year.   Restricted stock and restricted stock unit award amounts represent the full grant date fair value of such awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.  These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives, if any.  For a discussion of valuation assumptions and methodologies, see Note 16 to our 2010 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.  Performance stock unit award amounts represent the fair value of such awards as of March 31, 2010 (the service inception date under FASB ASC Topic 718) and are based on the $29.80 per share closing price of our common stock on the NYSE on March 31, 2010 and upon target level of performance which was the probable outcome of the performance conditions as of March 31, 2010.  If the maximum level of performance under the performance stock unit awards is achieved and the Compensation Committee does not modify the award, then the total value of 2010 stock awards for Messrs. Cunningham, Tran, Cooper, Law and Adams would be $1,218,745, $445,288, $356,260, $387,475 and $593,765, respectively, based on the $29.80 per share closing price of our common stock on the NYSE on March 31, 2010.  Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic 718 relating to the establishment of an accounting grant date, there is no accounting grant date for the performance stock units until the Compensation Committee makes its performance measure determination at the end of the performance period.

(10)
Except for the amount disclosed for Mr. Berg for 2009, amounts represent the full grant date fair value of option awards granted to our named executive officers during each respective fiscal year calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.  The amount disclosed for Mr. Berg for 2009 represents the incremental fair value related to the modification of his stock option granted in 2008, computed as of the modification date in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.  These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives, if any.  For a discussion of valuation assumptions and methodologies, see Note 16 to our 2010 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.   As discussed in “Proposal 1: Election of Directors – Adoption of Majority Voting; Previous Year’s Vote Results” above, the Board adopted a policy that we will not pursue an equity exchange or re-pricing program in the future without first obtaining stockholder approval for such program.

(11)
Amounts for 2010 represent bonuses earned by the named executive officers under the Company’s Annual Cash Bonus Plan.  These awards were paid out on March 4, 2011.  The amounts of the award payments were subject to the achievement of performance goals for fiscal year ending December 31, 2010 consisting of adjusted earnings per share, compliance with internal and relevant external Medicare regulatory audits, external Medicaid regulatory audits, quality action plan milestones, claims processing metrics, claims financial accuracy, Medicare and Medicaid grievance turnaround rates, complaint tracking module turnaround rates, complaint tracking module volumes per 1,000 members and individual performance, each as determined in the discretion of the Compensation Committee as measured against standards required by our Medicare and Medicaid contracts and financial guidance discussed on our earnings call on February 18, 2010.  Notwithstanding the foregoing specific performance criteria, in making award determinations, our Compensation Committee took into consideration our successful PDP bids for 2011, improvements in our medical and administrative cost positions, the preliminary resolution of certain qui tam actions, the preliminary resolution of the putative securities class action consolidated complaint, being awarded full URAC accreditation for our Florida health plans, strong STAR ratings, successful results from multiple CMS audits and each named executive officer’s individual performance.  For a discussion of award payment determinations for each named executive officer, see “Short-Term Incentive Awards” above.   Mr. Cunningham’s bonus for 2009 was pursuant to a special performance-based long-term cash incentive award granted in March 2008 and paid in September 2009 as determined by the Board based on operating and financial metrics achieved during the period from March 2008 through September 2009.

(12)	The following table shows the components of “All Other Compensation” for fiscal year 2010:

Name	Separation Payments ($)	Housing and/or Commuting Allowance ($)	401(k) Match ($)	Legal Fees & Expenses ($)	Tax Gross-Ups ($)	Total All Other Compensation ($)

Alec Cunningham	—	—	7,713	50,435(e)	—	58,148

Thomas L. Tran	—	30,000(b)	9,206	—	—	39,206

Charles G. Berg	—	—	—	—	—	—

Walter W. Cooper	—	—	7,597	—	—	7,597

Scott D. Law	—	20,000(c)	7,535	—	—	27,535

Rex M. Adams	989,471(a)	45,000(d)	7,004	—	—	1,041,475

(a)
Represents amounts paid to Mr. Adams pursuant to his severance agreement.  $967,927 of the amount was paid in cash in November 2010 and $21,544 is the estimated cost of continued medical, dental and vision care benefits for eighteen months following his termination of employment.  See “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

(b)	Represents cash allowances paid to Mr. Tran to cover his personal travel expenses. See “Employment Agreements with Named Executive Officers” below.
(c)	Represents cash allowances paid to Mr. Law to cover his temporary housing expenses in Tampa, Florida. See “Employment Agreements with Named Executive Officers” below.
(d)	Represents cash allowances paid to Mr. Adams to cover his temporary housing in Tampa, Florida and personal travel expenses. See “Employment Agreements with Named Executive Officers” below.
(e)	Represents legal fees and expenses incurred by Mr. Cunningham in connection with legal diligence regarding his appointment to the position of Chief Executive Officer.

Grants of Plan-Based Awards

    The following table sets forth information regarding each grant of a plan-based award made to a named executive officer during fiscal year 2010.

Name	Grant Date(1)	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Alec Cunningham	03/31/10	STI Cash(2)	—	812,500	1,828,125	—	—	—	—	—	—	—
	03/31/10	LTI Cash(3)	243,750	487,500	731,250	—	—	—	—	—	—	—
	03/31/10	Option(4)	—	—	—	—	—	—	—	30,660	29.80	478,796(7)
	03/31/10	RSUs(5)	—	—	—	—	—	—	16,359	—	—	487,498(7)
	03/31/10	PSUs(6)	—	—	—	8,180	16,359	24,539	—	—	—	487,498(8)

Thomas L. Tran	03/31/10	STI Cash(2)	—	475,000	1,068,750	—	—	—	—	—	—	—
	03/31/10	LTI Cash(3)	89,063	178,125	267,188	—	—	—	—	—	—	—
	03/31/10	Option(4)	—	—	—	—	—	—	—	11,203	29.80	174,949(7)
	03/31/10	RSUs(5)	—	—	—	—	—	—	5,977	—	—	178,115(7)
	03/31/10	PSUs(6)	—	—	—	2,989	5,977	8,966	—	—	—	178,115(8)

Charles G. Berg	—	—	—	—	—	—	—	—	—	—	—	—

Walter W. Cooper	03/31/10	STI Cash(2)	—	248,400	558,900	—	—	—	—	—	—	—
	03/31/10	LTI Cash(3)	71,250	142,500	213,750	—	—	—	—	—	—	—
	03/31/10	Option(4)	—	—	—	—	—	—	—	8,962	29.80	139,953(7)
	03/31/10	RSUs(5)	—	—	—	—	—	—	4,782	—	—	142,504(7)
	03/31/10	PSUs(6)	—	—	—	2,391	4,782	7,173	—	—	—	142,504(8)

Scott D. Law	03/31/10	STI Cash(2)	—	320,000	720,000	—	—	—	—	—	—	—
	03/31/10	LTI Cash(3)	77,500	155,000	232,500	—	—	—	—	—	—	—
	03/31/10	Option(4)	—	—	—	—	—	—	—	9,748	29.80	152,228(7)
	03/31/10	RSUs(5)	—	—	—	—	—	—	5,201	—	—	154,990(7)
	03/31/10	PSUs(6)	—	—	—	2,601	5,201	7,802	—	—	—	154,990(8)

Rex M. Adams	03/31/10	STI Cash(2)	—	475,000	1,068,750	—	—	—	—	—	—	—
	03/31/10	LTI Cash(3)	118,750	237,500	356,250	—	—	—	—	—	—	—
	03/31/10	Option(4)	—	—	—	—	—	—	—	14,937	29.80	233,261(7)
	03/31/10	RSUs(5)	—	—	—	—	—	—	7,970	—	—	237,506(7)
	03/31/10	PSUs(6)	—	—	—	3,985	7,970	11,955	—	—	—	237,506(8)

(1)	Our equity award process is described in more detail under “Compensation Discussion and Analysis — Equity Award Process.”
(2)
This is an annual incentive cash award granted under our Annual Cash Bonus Plan.  There was no threshold level for this award.  The award was paid out on March 4, 2011.  The amount of the award payment was subject to the achievement of performance goals for fiscal year ending December 31, 2010 consisting of adjusted earnings per share, compliance with internal and relevant external Medicare regulatory audits, external Medicaid regulatory audits, quality action plan milestones, claims processing metrics, claims financial accuracy, Medicare and Medicaid grievance turnaround rates, complaint tracking module turnaround rates, complaint tracking module volumes per 1,000 members and individual performance, each as determined in the discretion of the Compensation Committee as measured against standards required by our Medicare and Medicaid contracts and financial guidance discussed on our earnings call on February 18, 2010.  Notwithstanding the foregoing specific performance criteria, in making award determinations, our Compensation Committee took into consideration our successful PDP bids for 2011, improvements in our medical and administrative cost positions, the preliminary resolution of certain qui tam actions, the preliminary resolution of the putative securities class action consolidated complaint, being awarded full URAC accreditation for our Florida health plans, strong STAR ratings, successful results from multiple CMS audits and each named executive officer’s individual performance.  For a discussion of award payment determinations for each named executive officer, see “Short-Term Incentive Awards” above.

(3)
This is a long-term incentive cash award granted under our Long Term Incentive Cash Bonus Plan.  The award is payable on or before March 15, 2013.  The amount of the award payment is subject to the achievement of performance goals for the three-year period ending December 31, 2012 consisting of return on equity, operating margin, Medicare STAR scores, Medicaid HEDIS® results and accreditation achievement measures, each as determined in the discretion of the Compensation Committee as measured relative to the performance of our peer group and against standards required by our Medicare and Medicaid contracts.  Notwithstanding the foregoing specific performance criteria, in making a determination as to whether or not awards will be paid, and the amounts of award payments, if any, our Compensation Committee will take into consideration factors such as unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items, and other equitable factors, as determined by the Compensation Committee in its discretion.  Upon termination of an executive’s employment for any reason, if payment has not been made in respect of the award, the award will terminate and be forfeited.  On March 24, 2011, the Compensation Committee approved amendments to all previously issued and outstanding grants of long-term incentive cash awards, including awards granted to Messrs. Cunningham, Tran, Cooper and Law.  Mr. Adams’ award was not amended because it was not outstanding on March 24, 2011.  The amendments to the long-term incentive cash awards provide that in the event of a change in control of the Company, the target award will be paid on the earlier of the original payment schedule or upon termination of the executive’s employment if employment is terminated by the Company without cause or by the executive for good reason, in each case, within one year following the change in control.  The “double-trigger” vesting provision change was made to align the terms of the award with best practices as recommended by an independent compensation consultant, as well as to align the terms of the award with the terms of other equity awards issued more recently by the Company, and to provide greater clarity to the executives.  Prior to the change, the awards provided that in the event of a change in control, the amount of the bonus that would be payable and the timing and conditions of payment would be determined by the Compensation Committee in its discretion.

(4)
This is an award of an option to purchase shares of our common stock granted under our 2004 Equity Incentive Plan.  This award has a seven-year term and vests in equal installments on each of September 1, 2011 and September 1, 2012.  The award has no express performance criteria other than continued employment (with a limited exception that any unvested options will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause, by the executive for good reason or by reason of the executive’s death, disability or retirement).  For a discussion of the Company’s use of time-based awards, see “Long-Term Incentive Awards – Time-based Awards of Restricted Stock Units and Stock Options” above.  The portion of the option that is exercisable on the date of the executive’s termination of employment will remain exercisable for 180 days if termination of employment is due to the executive’s death or disability, or 90 days if termination of employment is due to any reason other than death, disability or for cause; provided that the option will immediately terminate in the event the executive engages in competition with us during any such post-employment exercise period.  Notwithstanding the foregoing, the option will immediately expire and be forfeited if the executive’s employment is terminated for cause, whether or not the option is then exercisable.

(5)
This is an award of restricted stock units granted under our 2004 Equity Incentive Plan.  This award vests in equal installments on each of September 1, 2011 and September 1, 2012.  The award has no express performance criteria other than continued employment (with a limited exception that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason).  For a discussion of the Company’s use of time-based awards, see “Long-Term Incentive Awards – Time-based Awards of Restricted Stock Units and Stock Options” above.  Upon vesting, shares of our common stock will be delivered to the executive as soon as practicable and in no event later than 30 days following the applicable vesting date.

(6)
This is an award of performance stock units granted under our 2004 Equity Incentive Plan.  This award is scheduled to vest on March 1, 2013 subject to a determination by our Compensation Committee as described in “Long-Term Incentive Awards – Performance-Based Stock Unit Awards” above.  The number of performance stock units that vest is subject to the achievement of performance goals for three-year period ending December 31, 2012 consisting of return on equity, operating margin, Medicare STAR scores, Medicaid HEDIS® results and accreditation achievement measures, each as determined in the discretion of the Compensation Committee as measured relative to the performance of our peer group and against standards required by our Medicare and Medicaid contracts.  Notwithstanding the foregoing specific performance criteria, in making a determination as to whether or not performance stock units will vest, and the number of performance stock units that vest, if any, the Compensation Committee will take into consideration factors such as unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items, and other equitable factors, as determined by the Compensation Committee in its discretion.  Any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason.  Upon vesting, shares of our common stock will be delivered to the executive as soon as practicable and in no event later than March 15, 2013.  On March 24, 2011, the Compensation Committee approved amendments to all previously issued and outstanding grants of performance-based stock unit awards, including awards granted to Messrs. Cunningham, Tran, Cooper and Law.  Mr. Adams’ award was not amended because it was not outstanding on March 24, 2011.  The amendments to the awards provide that in the event of a change in control of the Company, the target number of performance stock units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated by the Company without cause or by the executive for good reason, in each case, within one year following the change in control.  The “double-trigger” vesting provision change was made to align the terms of the award with best practices as recommended by an independent compensation consultant, as well as to align the terms of the award with the terms of other equity awards issued more recently by the Company, and to provide greater clarity to the executives.  Prior to the change, the awards provided that in the event of a change in control, the number of units that vest and the timing and conditions of vesting would be determined by the Compensation Committee in its discretion.

(7)
This amount represents the full grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.  The amount reflects the accounting expense that we will recognize over the vesting term for the award and does not correspond to the actual value that will be realized by the executive.  For a discussion of valuation assumptions and methodologies, see Note 16 to our 2010 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(8)
This amount represents the fair value of the award as of March 31, 2010, (the service inception date under FASB ASC Topic 718) and is based on the $29.80 per share closing price of our common stock on the NYSE on March 31, 2010, and upon target level of performance which was the probable outcome of the performance conditions as of March 31, 2010.  Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic 718 relating to the establishment of an accounting grant date, there is no accounting grant date for the performance stock units until the Compensation Committee makes its performance measure determination at the end of the performance period.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding unexercised option and stock awards that have not vested for the named executive officers outstanding as of December 31, 2010.  All vesting is based upon the continued service of the executive and, in the case of performance stock units, is also contingent upon performance metrics being achieved.

Option Awards						Stock Awards
Name	Award Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested(1) ($)

Alec Cunningham	Option	47,000	—	30.00	01/11/2015	—	—	—	—
	Option	13,600	—	36.45	07/27/2012	—	—	—	—
	Option	—	30,660(2)	29.80	03/31/2017	—	—	—	—
	RS	—	—	—	—	1,079(3)	32,607	—	—
	RS	—	—	—	—	819(4)	24,750	—	—
	RS	—	—	—	—	963(5)	29,102	—	—
	RSU	—	—	—	—	7,314(6)	221,029	—	—
	RSU	—	—	—	—	5,621(7)	169,867	—	—
	RSU	—	—	—	—	11,302(8)	341,546	—	—
	RSU	—	—	—	—	16,359(9)	494,369	—	—
	PSU	—	—	—	—	—	—	16,359(10)	494,369

Thomas L. Tran	Option	50,000	50,000(11)	29.23	07/21/2018	—	—	—	—
	Option	—	11,203(12)	29.80	03/31/2017	—	—	—	—
	RS	—	—	—	—	25,000(13)	755,500	—	—
	RSU	—	—	—	—	6,174(14)	186,578	—	—
	RSU	—	—	—	—	5,977(15)	180,625	—	—
	PSU	—	—	—	—	—	—	5,977(10)	180,625

Charles G. Berg	Option	300,000	—	23.88	12/31/2015	—	—	—	—

Walter W. Cooper	Option	—	8,962(16)	29.80	03/31/2017	—	—	—	—
	RS	—	—	—	—	2,000(17)	60,440	—	—
	RS	—	—	—	—	468(18)	14,143	—	—
	RS	—	—	—	—	1,156(19)	34,934	—	—
	RSU	—	—	—	—	6,551(20)	197,971	—	—
	RSU	—	—	—	—	4,497(21)	135,899	—	—
	RSU	—	—	—	—	15,638(22)	472,580	—	—
	RSU	—	—	—	—	4,782(23)	144,512	—	—
	PSU	—	—	—	—	—	—	4,782(10)	144,512

Scott D. Law	Option	—	9,748(24)	29.80	03/31/2017	—	—	—	—
	RSU	—	—	—	—	52,500(25)	1,586,550	—	—
	RSU	—	—	—	—	5,201(26)	157,174	—	—
	PSU	—	—	—	—	—	—	5,201(10)	157,174

Rex M. Adams	—	—	—	—	—	—	—	—	—

(1)	Value based on $30.22 per share which was the closing price of our common stock on the NYSE on December 31, 2010.
(2)
Of this amount, 15,330 options are scheduled to vest on September 1, 2011, and 15,330 options are scheduled to vest on September 1, 2012; provided that any unvested options will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause, by the executive for good reason or by reason of the executive’s death, disability or retirement.

(3)	These restricted shares vested on March 13, 2011.

(4)
Of this amount, 409 restricted shares vested on March 13, 2011, and 410 restricted shares are scheduled to vest on March 13, 2012; provided that any unvested restricted shares will immediately vest (i) in the event of the executive’s death, disability or retirement, or (ii) if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(5)
Of this amount, 481 restricted shares are scheduled to vest on August 3, 2011, and 482 restricted shares are scheduled to vest on August 3, 2012; provided that any unvested restricted shares will immediately vest (i) in the event of the executive’s death, disability or retirement, or (ii) if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(6)
Of this amount, 2,438 restricted stock units vested on March 13, 2011, 2,438 restricted stock units are scheduled to vest on March 13, 2012 and 2,438 restricted stock units are scheduled to vest on March 13, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(7)
These restricted stock units are scheduled to vest on July 1, 2011; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(8)
Of this amount, 3,767 restricted stock units are scheduled to vest on September 15, 2011, 3,767 restricted stock units are scheduled to vest on September 15, 2012 and 3,768 restricted stock units are scheduled to vest on September 15, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(9)
Of this amount, 8,179 restricted stock units are scheduled to vest on September 1, 2011, and 8,180 restricted stock units are scheduled to vest on September 1, 2012; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(10)
This award is scheduled to vest on March 1, 2013, subject to a determination by our Compensation Committee as described in “Long-Term Incentive Awards – Performance-Based Stock Unit Awards” above.  The amount shown reflects the target payout of the performance stock units based on the Compensation Committee’s assessment of performance during 2010.  The number of performance stock units that actually vest, if any, will be based on the achievement of performance goals for three-year period ending December 31, 2012, consisting of return on equity, operating margin, Medicare STAR scores, Medicaid HEDIS® results and accreditation achievement measures, each as determined in the discretion of the Compensation Committee as measured relative to the performance of our peer group and against standards required by our Medicare and Medicaid contracts.  Notwithstanding the foregoing specific performance criteria, in making a determination as to whether or not performance stock units will vest, and the number of performance stock units that vest, if any, the Compensation Committee will take into consideration factors such as unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items, and other equitable factors, as determined by the Compensation Committee in its discretion.

(11)
Of this amount, 25,000 options are scheduled to vest on July 21, 2011, and 25,000 options are scheduled to vest on July 21, 2012; provided that any unvested options will immediately vest (i) in the event of the executive’s death or disability, or (ii) if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(12)
Of this amount, 5,601 options are scheduled to vest on September 1, 2011, and 5,602 options are scheduled to vest on September 1, 2012; provided that any unvested options will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause, by the executive for good reason or by reason of the executive’s death, disability or retirement.

(13)
Of this amount, 12,500 restricted shares are scheduled to vest on July 21, 2011, and 12,500 restricted shares are scheduled to vest on July 21, 2012; provided that any unvested restricted shares will immediately vest (i) in the event of the executive’s death or disability, or (ii) if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(14)
Of this amount, 2,058 restricted stock units vested on March 13, 2011, 2,058 restricted stock units are scheduled to vest on March 13, 2012 and 2,058 restricted stock units are scheduled to vest on March 13, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(15)
Of this amount, 2,988 restricted stock units are scheduled to vest on September 1, 2011 and 2,989 restricted stock units are scheduled to vest on September 1, 2012; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(16)
Of this amount, 4,481 options are scheduled to vest on September 1, 2011 and 4,481 options are scheduled to vest on September 1, 2012; provided that any unvested options will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause, by the executive for good reason or by reason of the executive’s death, disability or retirement.

(17)
These restricted shares are scheduled to vest on October 2, 2011; provided that any unvested restricted shares will immediately vest (i) in the event of the executive’s death, disability or retirement, or (ii) if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(18)
Of this amount, 234 restricted shares vested on March 13, 2011 and 234 restricted shares are scheduled to vest on March 13, 2012; provided that any unvested restricted shares will immediately vest (i) in the event of the executive’s death, disability or retirement, or (ii) if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(19)
Of this amount, 578 restricted shares are scheduled to vest on August 3, 2011 and 578 restricted shares are scheduled to vest on August 3, 2012; provided that any unvested restricted shares will immediately vest (i) in the event of the executive’s death, disability or retirement, or (ii) if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(20)
Of this amount, 2,184 restricted stock units vested on March 13, 2011, 2,183 restricted stock units are scheduled to vest on March 13, 2012 and 2,184 restricted stock units are scheduled to vest on March 13, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(21)
These restricted stock units are scheduled to vest on July 1, 2011; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(22)
Of this amount, 5,213 restricted stock units are scheduled to vest on September 15, 2011, 5,212 restricted stock units are scheduled to vest on September 15, 2012 and 5,213 restricted stock units are scheduled to vest on September 15, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(23)
Of this amount, 2,391 restricted stock units are scheduled to vest on September 1, 2011 and 2,391 restricted stock units are scheduled to vest on September 1, 2012; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(24)
Of this amount, 4,874 options are scheduled to vest on September 1, 2011 and 4,874 options are scheduled to vest on September 1, 2012; provided that any unvested options will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause, by the executive for good reason or by reason of the executive’s death, disability or retirement.

(25)
Of this amount, 17,500 restricted stock units are scheduled to vest on October 28, 2011, 17,500 restricted stock units are scheduled to vest on October 28, 2012 and 17,500 restricted stock units are scheduled to vest on October 28, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

(26)
Of this amount, 2,600 restricted stock units are scheduled to vest on September 1, 2011 and 2,601 restricted stock units are scheduled to vest on September 1, 2012; provided that any unvested restricted stock units will immediately vest if there is a change in control and the executive’s employment is terminated within 12 months following the change in control by us without cause or by the executive for good reason.

Option Exercises and Stock Vested

    The table below sets forth the number of shares of restricted stock and/or restricted stock units that vested during 2010, and the value realized upon vesting of such shares, for the named executive officers.  None of the named executive officers exercised stock options during 2010.

	Stock Awards

Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)

Alec Cunningham	13,795	366,616

Thomas L. Tran	14,558	348,139

Charles G. Berg	150,000	4,607,000

Walter W. Cooper	14,702	394,453

Scott D. Law	17,500	481,250

Rex M. Adams	30,020	788,407

(1)
Represents the gross number of shares acquired upon vesting of shares of restricted stock and/or restricted stock units without taking into account any shares that may have been withheld to satisfy applicable tax obligations.

(2)
Represents the value of vested shares of restricted stock and/or restricted stock units calculated by multiplying the gross number of vested shares of restricted stock and/or restricted stock units by the closing price of our common stock on the NYSE on the vesting date or if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

Pension Benefits and Nonqualified Deferred Compensation

We did not maintain a pension or nonqualified deferred compensation plan during fiscal year 2010.

Employment Agreements with Named Executive Officers

    Alec Cunningham

   Mr. Cunningham has served as our Chief Executive Officer since December 28, 2009.  Mr. Cunningham currently does not have an employment agreement.  Mr. Cunningham’s annual base salary during 2010 was $650,000, with an annual cash bonus target as a percentage of base salary of 125% and an annual long-term incentive award target as a percentage of base salary of 300%.  Mr. Cunningham is also eligible to participate in all Company benefit plans on the same basis as is available to other senior executives of the Company.

   Pursuant to a severance agreement with Mr. Cunningham, dated August 6, 2009, Mr. Cunningham is also entitled to certain additional payments and benefits in the event of a change in control or his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

    Thomas L. Tran

   Pursuant to an employment agreement with Mr. Tran, dated July 21, 2008, Mr. Tran agreed to serve as our Senior Vice President and Chief Financial Officer, with an initial annual base salary of $475,000 and an initial annual cash bonus target of 100% of his base salary, with a minimum guaranteed bonus of $475,000 for fiscal year 2008, pro rated for the portion of the calendar year he was employed.  The employment agreement also provided for a one-time cash signing bonus of $75,000, and that we would pay Mr. Tran $6,000 per month through December 2009 as an allowance for housing in the Tampa area and as an automobile allowance.  In addition, the employment agreement provided that we would pay reasonable relocation expenses, up to $25,000, for him to relocate to Tampa, Florida in connection with his employment by us, and that we would reimburse Mr. Tran for legal fees and expenses in connection with the negotiation of the employment agreement.  The employment agreement also provides that Mr. Tran is entitled to participate in all Company benefit plans on the same basis as are available to other senior executives of the Company. The employment agreement has an initial term of four years and will automatically renew for successive one-year periods thereafter unless either party notifies the other that the term will not be extended.

    Pursuant to the employment agreement, Mr. Tran also received a non-qualified stock option to purchase 100,000 shares of the Company’s common stock and 50,000 restricted shares of the Company’s common stock, each of which was granted pursuant to our 2004 Equity Plan.  The non-qualified stock option has a ten-year term and a per share exercise price of $29.23, which was the closing price of our common stock on the date of grant.  Both the non-qualified stock option and the restricted shares of common stock will vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  In addition, Mr. Tran will be entitled to earn equity compensation awards based upon his achievement of specified performance objectives, with an annual equity compensation award target of 150% of his annual salary for each fiscal year (with a minimum guaranteed annual equity compensation award in 2009 (related to fiscal year 2008 performance) of 100% of his annual salary for fiscal year 2008, pro-rated for the portion of the calendar year he was employed).

    The employment agreement described above was amended on March 10, 2009 to provide that 50% of Mr. Tran’s minimum guaranteed equity compensation award in 2009 would be paid in the form of a cash award under the Company’s 2009 Long Term Cash Bonus Plan, which provides that 50% of the award is payable in September 2010 and 50% is payable in September 2011.  The employment agreement was further amended on December 19, 2009 to provide that we would pay Mr. Tran $2,500 per month during 2010 as an allowance for personal travel expenses.

    Pursuant to the employment agreement described above, Mr. Tran is also entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

    The employment agreement described above was entered into with Mr. Tran during the “turnaround” phase of the Company discussed in “Compensation Discussion and Analysis – Overview” above.

    Charles G. Berg

    Pursuant to a letter agreement with Mr. Berg, dated January 25, 2008, Mr. Berg agreed to serve as our Executive Chairman, with an initial annual base salary of $500,000.  Pursuant to the letter agreement, Mr. Berg also received a non-qualified stock option to purchase 300,000 shares of the Company’s common stock and 200,000 restricted shares of the Company’s common stock, each of which was granted pursuant to our 2004 Equity Plan.  The non-qualified stock option had a ten-year term, a per share exercise price of $43.12, which was the closing price of the Company’s common stock on the date of grant, and was scheduled to vest in eight quarterly installments beginning three months after January 25, 2008 and continuing quarterly thereafter.  Twenty-five percent (25%) of the restricted shares vested six months after January 25, 2008 and 12.5% of the restricted shares vested quarterly thereafter.  The letter agreement also provided that the Company would reimburse Mr. Berg for legal fees and expenses in connection with the negotiation of the letter agreement and had a term of two years.

    On August 10, 2009, we entered into an amended and restated letter agreement with Mr. Berg.  Pursuant to the amended and restated letter agreement, Mr. Berg agreed to continue to serve as our Executive Chairman through December 31, 2010, with an annual base salary of $750,000.  The amended and restated letter agreement also entitled Mr. Berg to receive a guaranteed bonus for 2009 of $750,000 and a target bonus for 2010 of $750,000, the payment of which was based on performance goals that relate to Mr. Berg’s duties as Executive Chairman.  The amended and restated letter agreement also provided that Mr. Berg was entitled to participate in all Company benefit plans on the same basis as are available to other senior executives of the Company, use of chartered aircraft for travel to Tampa, Florida and for other required Company travel and reimbursement for legal fees and expenses in connection with the negotiation of the amended and restated letter agreement.

    Pursuant to the amended and restated letter agreement, Mr. Berg was granted 125,000 restricted shares of the Company’s common stock, which vested on December 31, 2010.  In addition, we modified the terms of Mr. Berg’s previously granted non-qualified stock option to purchase 300,000 shares of the Company’s common stock.  Pursuant to the amended option agreement, the exercise price was adjusted from $43.12 to $23.88, the closing price of the Company’s common stock on August 10, 2009.  Fifty percent (50%) of the option vested on April 1, 2010 and the remaining 50% vested on December 31, 2010.  Once vested, the option remains exercisable until December 31, 2015, so long as Mr. Berg does not voluntarily terminate his employment other than for good reason prior to December 31, 2010 and his employment is not terminated by the Company for cause (in each case, as defined in the amended and restated letter agreement).  In addition, the Company agreed to use its reasonable best efforts to have the option assumed in any transaction that otherwise could affect the term of the option so that it will remain outstanding for its full term.

    Pursuant to the amended and restated letter agreement, Mr. Berg was also entitled to certain additional payments and benefits in the event of a change in control or if his employment was terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

    The employment letters described above were entered into with Mr. Berg during the “turnaround” phase of the Company discussed in “Compensation Discussion and Analysis – Overview” above.  As discussed in “Proposal 1: Election of Directors – Adoption of Majority Voting; Previous Year’s Vote Results” above, the Board adopted a policy that we will not pursue an equity exchange or re-pricing program in the future without first obtaining stockholder approval for such program.

    Walter W. Cooper

    Mr. Cooper has served as our Chief Administrative Officer since October 18, 2010.  Mr. Cooper currently does not have an employment agreement.  During 2010, Mr. Cooper’s base salary was increased from $330,000 to $380,000 in March and subsequently increased to $440,000 in October.  See “Base Salary –Fiscal Year 2010 Salaries” above.  Also during 2010, Mr. Cooper’s annual cash bonus target as a percentage of base salary was increased during the year from 60% to 75%, resulting in a bonus target on a pro-rated basis of $248,400 for 2010.  Mr. Cooper’s annual long-term incentive award target as a percentage of base salary is 150%.  Mr. Cooper is also eligible to participate in all Company benefit plans on the same basis as is available to other senior executives of the Company.

    Pursuant to a severance agreement with Mr. Cooper, dated July 20, 2009, Mr. Cooper is also entitled to certain additional payments and benefits in the event of a change in control or his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

    Scott D. Law

    Pursuant to an employment agreement with Mr. Law, dated October 28, 2009, Mr. Law agreed to serve as our Senior Vice President, Health Care Delivery, with an initial annual base salary of $400,000 and an initial annual cash bonus target of 80% of his base salary, with a guaranteed bonus of $252,000 for 2009.  In addition, the employment agreement provides for a one-time cash signing bonus of $100,000 and that we would pay Mr. Law a housing and automobile allowance of $5,000 per month for the first six months of his employment.  In addition, the employment agreement provides that we would pay reasonable relocation expenses for Mr. Law to relocate to Tampa, Florida as well as a lump-sum payment in the amount of $21,000 on a fully grossed-up basis to cover all applicable federal, state and local income taxes to cover his continuing obligations with respect to his former residence in California.  The employment agreement also provides that Mr. Law is entitled to participate in all Company benefit plans on the same basis as are available to other senior executives of the Company, and that the Company will reimburse Mr. Law for certain costs associated with the purchase of an individual health insurance policy if Mr. Law elects to purchase such a policy.  The employment agreement has an initial term of four years and will automatically renew for successive one-year periods thereafter unless either party notifies the other that the term will not be extended.

    Pursuant to the employment agreement, Mr. Law also received a grant of 70,000 restricted stock units to acquire shares of the Company’s common stock, which was granted pursuant to our 2004 Equity Plan.  The restricted stock units will vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  In addition, Mr. Law will be entitled to earn equity compensation awards based upon his achievement of specified performance objectives, with an annual equity compensation award target of 155% of his annual salary for each fiscal year.

    Pursuant to the employment agreement described above, Mr. Law is also entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

    The employment agreement described above was entered into with Mr. Law during the “turnaround” phase of the Company discussed in “Compensation Discussion and Analysis – Overview” above.

    Rex M. Adams

    Pursuant to an employment agreement with Mr. Adams dated September 2, 2008, Mr. Adams agreed to serve as our Chief Operating Officer with an initial annual base salary of $425,000 and an initial annual cash bonus target of 100% of his base salary.  The employment agreement also provided that we would pay Mr. Adams a housing and travel allowance of $5,000 per month until the earlier of September 2010 and the date he relocates to Tampa, Florida.  In addition, the employment agreement provided that we would pay reasonable relocation expenses, up to $25,000, for him to relocate to Tampa, Florida in connection with his employment by us.  The employment agreement also provided that Mr. Adams was entitled to participate in all Company benefit plans on the same basis as are available to other senior executives of the Company.  The employment agreement had an initial term of four years, but was terminated on November 1, 2010.

    Pursuant to the employment agreement, Mr. Adams also received a non-qualified stock option to purchase 100,000 shares of the Company’s common stock and 55,000 restricted shares of the Company’s common stock, each of which was granted pursuant to our 2004 Equity Plan.  The non-qualified stock option had a ten-year term and a per share exercise price of $41.54, which was the closing price of our common stock on the date of grant.  Both the non-qualified stock option and the restricted shares of common stock were scheduled to vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  In addition, Mr. Adams was entitled to earn equity compensation awards based upon his achievement of specified performance objectives, with an annual equity compensation award target of 200% of his annual salary for each fiscal year.

    The employment agreement described above was amended on September 30, 2009 to provide that in the event Mr. Adams relocated to Tampa prior to September 2010, he would receive a bonus equal to $5,000 multiplied by the number of complete calendar months remaining prior to September 2010.  In addition, we agreed to pay expenses incurred in connection with the sale of Mr. Adams’ house on a fully grossed-up basis to cover all applicable federal, state and local income taxes.

    Pursuant to the employment agreement described above, Mr. Adams was also entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances.  For a description of these payments and benefits, see “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

    The employment agreement described above was entered into with Mr. Adams during the “turnaround” phase of the Company discussed in “Compensation Discussion and Analysis – Overview” above.

Potential Payments to Named Executive Officers upon Termination or Change in Control

   Overview

   As discussed under “Employment Agreements with Named Executive Officers” above, the severance agreements with Messrs. Cunningham and Cooper, the amended and restated letter agreement with Mr. Berg and the employment agreements with each of Messrs. Tran, Law and Adams each include provisions providing for certain payments and benefits upon certain terminations of employment with us, as discussed under “Termination Benefits” below.  In addition, as discussed under “Treatment of Incentive Awards” below, each executive’s incentive award agreements provide for accelerated vesting of awards upon certain terminations of employment.

           Below are descriptions of the circumstances under which Messrs. Cunningham, Tran, Cooper and Law would be entitled to payments and benefits upon the occurrence of a change in control or termination of employment, as applicable, as of December 31, 2010, and a quantification of such payments and benefits under the terms of the applicable agreements between us and each of them.  All of the descriptions are qualified by reference to the applicable agreements, and the quantification of the hypothetical payments are subject to the assumptions described below.  The actual amounts to be paid to Messrs. Cunningham, Tran, Cooper and Law will only be determined at the time of their actual termination.

            As discussed above, Mr. Adams’ employment with us ended on November 1, 2010 and Mr. Berg’s employment with us ended on December 31, 2010.  Below are descriptions of the actual payments and benefits received by Messrs. Adams and Berg upon their respective terminations of employment.

    Definitions

    For the purpose of the following discussion, the following terms generally have the following meanings:

•
A “change in control” generally occurs upon: (i) certain persons acquiring more than 50% of our outstanding voting shares or more than 50% of the fair market value of such shares; (ii) a majority of our incumbent directors being replaced under certain circumstances; (iii) the consummation of a merger, consolidation or other business combination in which more than 50% of the outstanding common stock of the Company is no longer held by the stockholders of the Company prior to such transaction; or (iv) a liquidation or sale of all or substantially all of our assets under certain circumstances.

•
“termination for good reason” generally means that the executive terminated employment as the result of: (i) a material diminution in authority, duties and responsibilities or change in title; (ii) any material diminution of executive’s base salary or bonus opportunity; (iii) any material breach by the Company of the terms of the respective agreement; or (iv) a change in the executive’s office location by more than 50 miles from the executive’s offices in Tampa, Florida.

•
“termination for cause” generally means that we terminate the executive’s employment as the result of: (i) any willful act or omission by the executive representing a material breach of the respective agreement; (ii) the executive being convicted of, or pleading guilty to, a felony or other crime that involves fraud, conversion, misappropriation or embezzlement under any federal or state law; or (iii) the executive’s bad faith, willful acts in the performance of the executive’s duties, to the material detriment of the Company; in each case, subject to notice and the executive’s right to a reasonable opportunity to cure.

•
“termination for disability” generally means the executive’s employment is terminated as of result of the executive being unable to engage in any substantial gainful business activity, by reason of any medically determinable physical or mental impairment, that has caused the executive to be unable to carry out his duties for specified time periods.

            Termination Benefits

•
Mr. Cunningham.  If Mr. Cunningham’s employment is terminated by the Company without cause or by Mr. Cunningham for good reason, he will be entitled to severance benefits that include: (i) continuation of his salary (based on the highest annual salary Mr. Cunningham received over the 12 months prior to his termination of employment) for 12 months, (ii) a lump sum cash payment on the one-year anniversary of his termination date in an amount equal to the average of the two highest cash bonuses earned by Mr. Cunningham over the three prior years and (iii) for 12 months following his termination of employment, reimbursement for medical and dental premium costs incurred by Mr. Cunningham under COBRA in the amount the Company was paying on Mr. Cunningham’s behalf under its medical and dental plans prior to Mr. Cunningham’s termination date.  In the event of Mr. Cunningham’s death or disability, or if his employment is terminated by the Company for cause or by Mr. Cunningham without good reason, Mr. Cunningham (or his estate, as the case may be) will be entitled to receive the value of his accrued vacation time as of the time of termination of his employment.  For a discussion of the treatment of Mr. Cunningham’s equity awards upon certain termination benefits, see “Treatment of Incentive Awards” below.

•
Mr. Tran.  If Mr. Tran’s employment is terminated by the Company without cause or by Mr. Tran for good reason, he will be entitled to severance benefits that include: (i) a lump sum cash payment equal to one times (or if the termination date occurs within one year of a change in control, one-and-a-half times) the sum of Mr. Tran’s annual salary as in effect on the termination date and the average of the two highest cash bonuses earned by Mr. Tran over the three prior years or, if Mr. Tran has not been employed for three years, the target cash bonus for the year in which the termination occurs, and (ii) for the duration of the applicable COBRA period (generally 18 months, but under certain circumstances up to 36 months following termination), reimbursement on an after-tax basis for the cost of continued participation in the medical, dental and vision care and life insurance benefits in which Mr. Tran and his family participated prior to the termination date.  In the event of Mr. Tran’s death or disability, or if his employment is terminated by the Company for cause or by Mr. Tran without good reason, Mr. Tran (or his estate, as the case may be) will be entitled to receive the value of his accrued vacation time as of the time of termination of his employment.  In addition, to the extent that any payment or benefit received or to be received by Mr. Tran (including any benefits upon a change in control) would be subject to an excise tax under the Code, the Company is required to pay to Mr. Tran an additional amount such that the net amount received by Mr. Tran is equal to what he would have received if none of his payments or benefits were subject to an excise tax, provided that if the amount of payments subject to an excise tax exceeds the safe harbor under Section 280G of the Code by less than ten percent of Mr. Tran’s base salary, then Mr. Tran’s payment will be reduced so that no amounts are subject to an excise tax.  For a discussion of the treatment of Mr. Tran’s equity awards upon certain termination benefits, see “Treatment of Incentive Awards” below.

•
Mr. Cooper.  If Mr. Cooper’s employment is terminated by the Company without cause or by Mr. Cooper for good reason, he will be entitled to severance benefits that include: (i) continuation of his salary (based on the highest annual salary Mr. Cooper received over the 12 months prior to his termination of employment) for 12 months, (ii) a lump sum cash payment on the one-year anniversary of his termination date in an amount equal to the average of the two highest cash bonuses earned by Mr. Cooper over the three prior years and (iii) for 12 months following his termination of employment, reimbursement for medical and dental premium costs incurred by Mr. Cooper under COBRA in the amount the Company was paying on Mr. Cooper’s behalf under its medical and dental plans prior to Mr. Cooper’s termination date.  In the event of Mr. Cooper’s death or disability, or if his employment is terminated by the Company for cause or by Mr. Cooper without good reason, Mr. Cooper (or his estate, as the case may be) will be entitled to receive the value of his accrued vacation time as of the time of termination of his employment.  For a discussion of the treatment of Mr. Cooper’s equity awards upon certain termination benefits, see “Treatment of Incentive Awards” below.

•
Mr. Law.  If Mr. Law’s employment is terminated by the Company without cause or by Mr. Law for good reason, he will be entitled to severance benefits that include: (i) continuation of his salary in effect immediately prior to such termination for 12 months, (ii) a lump sum cash payment on the one-year anniversary of his termination date in an amount equal to the average of the two highest cash bonuses earned by Mr. Law over the three prior years or, if Mr. Law has not been employed for three years, the target cash bonus for the year in which the termination occurs, and (iii) for 12 months following his termination of employment, reimbursement for medical and dental premium costs incurred by Mr. Law under COBRA in the amount the Company was paying on Mr. Law’s behalf under its medical and dental plans prior to Mr. Law’s termination date.  In the event of Mr. Law’s death or disability, or if his employment is terminated by the Company for cause or by Mr. Law without good reason, Mr. Law (or his estate, as the case may be) will be entitled to receive the value of his accrued vacation time as of the time of termination of his employment.  For a discussion of the treatment of Mr. Law’s equity awards upon certain termination benefits, see “Treatment of Incentive Awards” below.

•
Mr. Berg.  As part of Mr. Berg’s planned transition from the position of Executive Chairman, in which he served as both an executive officer and director of the Company, to the position of non-executive Chairman of the Board, the Board has assigned to Mr. Berg additional responsibilities at WellCare beyond the responsibilities typically expected of a non-executive chairman and anticipates that Mr. Berg will require office and secretarial support during the performance of such responsibilities.  Consistent with the terms of Mr. Berg’s amended and restated employment letter, Mr. Berg will be provided with office and secretarial support for a one year period following the end of his additional responsibilities.  For a discussion of the treatment of Mr. Berg’s equity awards upon certain termination benefits, see “Treatment of Incentive Awards” below.

•
Mr. Adams.  Mr. Adams’ employment was terminated by the Company without cause on November 1, 2010.  Pursuant to Mr. Adams’ employment agreement, he was entitled to severance benefits that include: (i) a lump sum cash payment equal to the sum of his annual salary as in effect on the termination date and the target cash bonus for the year in which the termination occurred, and (ii) for the duration of the applicable COBRA period (generally 18 months, but under certain circumstances up to 36 months following termination), reimbursement on an after-tax basis for the cost of continued participation in the medical, dental and vision care and life insurance benefits in which Mr. Adams and his family participated prior to the termination date.  For a discussion of the treatment of Mr. Adams’ equity awards upon certain termination benefits, see “Treatment of Incentive Awards” below.

    Treatment of Incentive Awards

•
Mr. Cunningham.  Mr. Cunningham’s unvested stock options will immediately vest if there is a change in control of the Company and Mr. Cunningham’s employment is terminated within one year following the change in control: (i) by the Company without cause, (ii) by Mr. Cunningham for good reason or (iii) by reason of Mr. Cunningham’s death, disability or retirement.  Mr. Cunningham’s unvested awards of restricted stock will immediately vest: (i) in the event of Mr. Cunningham’s death, disability or retirement; or (ii) if there is a change in control of the Company and Mr. Cunningham’s employment is terminated within one year of the change in control: (a) by the Company without cause or (b) by Mr. Cunningham for good reason.  Mr. Cunningham’s unvested restricted stock units will vest if there is a change in control of the Company and Mr. Cunningham’s employment is terminated within one year following the change in control: (i) by the Company without cause or (ii) by Mr. Cunningham for good reason.  The target number of units will vest, in the case of Mr. Cunningham’s performance stock unit award, and the target amount of cash will be paid, in the case of Mr. Cunningham’s long-term incentive cash bonus award, if there is a change in control of the Company and Mr. Cunningham’s employment is terminated within one year following the change in control: (i) by the Company without cause or (ii) by Mr. Cunningham for good reason.

•
Mr. Tran.  Mr. Tran’s unvested stock option and shares of restricted stock will immediately vest: (i) in the event of Mr. Tran’s death or disability; or (ii) if there is a change in control of the Company and Mr. Tran’s employment is terminated within one year following the change in control: (a) by the Company without cause or (b) by Mr. Tran for good reason.  Mr. Tran’s unvested restricted stock units will vest if there is a change in control of the Company and Mr. Tran’s employment is terminated within one year following the change in control: (i) by the Company without cause or (ii) by Mr. Tran for good reason.  The target number of units will vest, in the case of Mr. Tran’s performance stock unit award, and the target amount of cash will be paid, in the case of Mr. Tran’s long-term incentive cash bonus award, if there is a change in control of the Company and Mr. Tran’s employment is terminated within one year following the change in control: (i) by the Company without cause or (ii) by Mr. Tran for good reason.

•
Mr. Cooper.  Mr. Cooper’s unvested stock options will immediately vest if there is a change in control of the Company and Mr. Cooper’s employment is terminated within one year following the change in control: (i) by the Company without cause, (ii) by Mr. Cooper for good reason or (iii) by reason of Mr. Cooper’s death, disability or retirement.  Mr. Cooper’s unvested awards of restricted stock will immediately vest: (i) in the event of Mr. Cooper’s death, disability or retirement; or (ii) if there is a change in control of the Company and Mr. Cooper’s employment is terminated within one year of the change in control: (a) by the Company without cause or (b) by Mr. Cooper for good reason.  Mr. Cooper’s unvested restricted stock units will vest if there is a change in control of the Company and Mr. Cooper’s employment is terminated within one year following the change in control: (i) by the Company without cause or (ii) by Mr. Cooper for good reason.  The target number of units will vest, in the case of Mr. Cooper’s performance stock unit award, and the target amount of cash will be paid, in the case of Mr. Cooper’s long-term incentive cash bonus award, if there is a change in control of the Company and Mr. Cooper’s employment is terminated within one year following the change in control: (i) by the Company without cause or (ii) by Mr. Cooper for good reason.

•
Mr. Law.  Mr. Law’s unvested restricted stock units will vest if there is a change in control of the Company and Mr. Law’s employment is terminated within one year following the change in control: (i) by the Company without cause or (ii) by Mr. Law for good reason. The target number of units will vest, in the case of Mr. Law’s performance stock unit award, and the target amount of cash will be paid, in the case of Mr. Law’s long-term incentive cash bonus award, if there is a change in control of the Company and Mr. Law’s employment is terminated within one year following the change in control: (i) by the Company without cause or (ii) by Mr. Law for good reason.

•	Mr. Berg. All of Mr. Berg’s equity awards were fully vested as of December 31, 2010.

•	Mr. Adams. Mr. Adams’ unvested shares of restricted stock and restricted stock units were forfeited and cancelled upon termination of his employment.

    Assumptions and Certain Conditions

    For purposes of quantifying any payments to be made to Messrs. Cunningham, Tran, Cooper and Law in the event of termination of employment or upon a change in control, it is assumed that the hypothetical termination event occurred on December 31, 2010.  For purposes of valuing the acceleration of vesting of equity awards for Messrs. Cunningham, Tran, Cooper and Law, restricted stock and restricted stock unit award values are equal to the number of restricted shares or restricted stock units multiplied by $30.22, which was the closing price of our common stock on the NYSE on December 31, 2010; performance stock unit award values are equal to the target number of performance stock units multiplied by $30.22; option award values are equal to the number of options multiplied by the difference between the exercise price of the particular option and $30.22; and no value is attributed to options with an exercise price that exceeded $30.22, because the stock option was “underwater.”  For purposes of valuing the acceleration of vesting of long-term incentive cash bonus awards for Messrs. Cunningham, Tran, Cooper and Law, values are equal to target amounts.

    In calculating the amounts estimated to be paid to Mr. Tran upon a change in control of the Company pursuant to Section 4999 of the Internal Revenue Code, it was assumed that:  (i) the change in control and Mr. Tran’s termination occurred on December 31, 2010; (ii) all equity awards vested and were sold on December 31, 2010; (iii) Mr. Tran’s fiscal year 2010 base salary rate was used to calculate his salary severance payments; and (iv) the Social Security Wage Base was reached prior to Mr. Tran’s termination date.  In addition, the following tax rates were assumed to apply: excise tax rate of 20%; Medicare tax rate of 1.45%; a state tax rate of 0% in Florida; and a Federal tax rate of 35%.

In order for named executive officers to be eligible to receive severance payments pursuant to their respective agreements with us, they are each required to execute and deliver a waiver and release of claims agreement within 30 days after the applicable termination date.  In the case of Messrs. Cunningham, Cooper and Law, severance payments are conditioned on compliance with non-competition and non-solicitation covenants.

The chart below summarizes each scenario for each named executive officer in which amounts potentially become payable to such named executive officer at, following, or in connection with, the termination of the named executive officer’s employment under the described scenario or upon a change in control (“CIC”):

	Separation Payment ($)	Acceleration of Vesting of Long Term Cash Bonus Awards ($)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of Restricted Stock, Restricted Stock Units and Performance Stock Units ($)	Accrued Vacation ($)	Welfare Benefits ($)	Office and Secretarial Support ($)	Excise Taxes and Gross-Ups ($)	Total ($)
Alec Cunningham
By Executive without Good Reason or by Company for Cause	--	--	--	--	12,500	--	--	--	12,500
By Executive for Good Reason or by Company without Cause	884,900	--	--	--	12,500	9,275	--	--	906,675
Retirement, Death or Disability	--	--	--	86,459	12,500	--	--	--	98,959
Within 12 months following a CIC, by Executive for Good Reason	884,900	487,500	12,877	1,807,640	12,500	9,275	--	--	3,214,692
Within 12 months following a CIC, by Company without Cause	884,900	582,000	12,877	1,807,640	12,500	9,275	--	--	3,309,192
Within 12 months following a CIC, by Executive for Retirement, Death or Disability	--	--	12,877	86,459	12,500	--	--	--	111,837
Thomas L. Tran
By Executive without Good Reason or Retirement or by Company for Cause	--	--	--	--	9,135	--	--	--	9,135
By Executive for Good Reason or by Company without Cause	950,000	--	--	--	9,135	42,399	--	--	1,001,534
Death or Disability	--	--	49,500	755,500	9,135	--	--	--	814,135
Within 12 months following a CIC, by Executive for Good Reason	1,425,000	178,125	54,205	1,303,328	9,135	42,399	--	--	3,012,192
Within 12 months following a CIC, by Company without Cause	1,425,000	257,890	54,205	1,303,328	9,135	42,399	--	--	3,091,957
Within 12 months following a CIC, by Executive for Retirement	--	--	4,705	--	9,135	--	--	--	13,840
Within 12 months following a CIC, Death or Disability	--	--	54,205	755,500	9,135	--	--	--	818,840

Separation Payment ($)	Acceleration of Vesting of Long Term Cash Bonus Awards ($)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of Restricted Stock, Restricted Stock Units and Performance Stock Units ($)	Accrued Vacation ($)	Welfare Benefits ($)	Office and Secretarial Support ($)	Excise Taxes and Gross-Ups ($)	Total ($)
Charles G. Berg
Actual benefits received upon termination of employment during 2010	--	--	--	--	--	--	203,770	--	203,770
Walter W. Cooper
By Executive without Good Reason or by Company for Cause	--	--	--	--	8,462	--	--	--	8,462
By Executive for Good Reason or by Company without Cause	615,995	--	--	--	8,462	9,275	--	--	633,732
Retirement, Death or Disability	--	--	--	109,517	8,462	--	--	--	117,979
Within 12 months following a CIC, by Executive for Good Reason	615,995	142,500	3,764	1,204,992	8,462	9,275	--	--	1,984,988
Within 12 months following a CIC, by Company without Cause	615,995	227,130	3,764	1,204,992	8,462	9,275	--	--	2,069,618
Within 12 months following a CIC, by Executive for Retirement, Death or Disability	--	--	3,764	109,517	8,462	--	--	--	121,743
Scott D. Law
By Executive without Good Reason or Retirement, by Company for Cause, Death or Disability	--	--	--	--	7,692	--	--	--	7,692
By Executive for Good Reason or by Company without Cause	720,000	--	--	--	7,692	3,501	--	--	731,193
Within 12 months following a CIC, by Executive for Good Reason or by Company without Cause	720,000	155,000	4,094	1,900,898	7,692	3,501	--	--	2,791,186
Within 12 months following a CIC, by Executive for Retirement, Death or Disability	--	--	4,094	--	7,692	--	--	--	11,786
Rex M. Adams
Actual benefits received upon termination of employment during 2010	950,000	--	--	--	17,927	21,544	--	--	989,471

Equity Compensation Plans

The following table provides information as of December 31, 2010, about common stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board of Directors and individuals who are not employees under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities to be issued as reflected in column (A)) (C)
Equity compensation plans approved by the Company’s stockholders (1)	1,648,943 (2)	$30.18	7,249,972
Equity compensation plans not approved by the Company’s stockholders (3)	129,764	$19.56	—
Total	1,778,707	$28.77	7,249,972

(1)
The WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “2004 Equity Plan”) was approved by our stockholders in June 2004 (prior to the Company’s initial public offering) and the WellCare Health Plans, Inc. 2005 Employee Stock Purchase Plan (the “ESPP”) was approved by our stockholders in June 2005. As of December 31, 2010, there were 6,874,918 shares reserved for future issuance under the 2004 Equity Plan and 375,054 shares reserved for future issuance under the ESPP.  The total number of shares of common stock subject to the granting of awards under our 2004 Equity Plan may be increased on January 1 of each year, commencing on January 1, 2005, and ending on January 1, 2013, in an amount equal to the lesser of 3% of the number of shares of common stock outstanding on each such date, 1,200,000 shares, or such lesser amount determined by our Board. The total number of shares of common stock subject to the granting of awards under our 2004 Equity Plan was increased by 1,182,840 shares effective January 1, 2006, 1,200,000 shares effective January 1, 2007, 1,200,000 shares effective January 1, 2008, 1,200,000 shares effective January 1, 2009, and 1,200,000 shares effective January 1, 2010.  The annual increase in the number of shares available for future issuance under our 2004 Equity Plan was waived for 2011.  In addition to options, shares may be issued in restricted stock awards, restricted stock unit awards, performance awards and other stock-based awards under the 2004 Equity Plan.

(2)
This number includes 580,302 restricted stock units and 217,223 performance stock units. Employees do not pay monetary consideration upon the exercise of these restricted stock units or performance stock units. The units have been included in the table with a $0 exercise price.  Excluding these $0 exercise price awards, the weighted average exercise price of outstanding options, warrants and rights is $24.73.

(3)
Equity compensation plans not approved by our stockholders include the WellCare Holdings, LLC 2002 Employee Option Plan (the “2002 Plan”), an aggregate of five stock option agreements (the “Pre-IPO Non-Plan Grants”) entered into with individuals prior to our initial public offering and one stock option agreement (the “Inducement Non-Plan Grant”) entered into in April 2008.  The 2002 Plan was adopted by our Board in September 2002 and is administered by our Compensation Committee.  Under the 2002 Plan, certain associates were granted non-qualified stock options to purchase shares of our common stock at an exercise price per share equal to the fair market value of our stock on the date of grant as determined by our Board.  Generally, option awards granted under the 2002 Plan vest as to 25% of the shares subject to the award on the first anniversary of the date of grant, and as to 2.083% upon the end of each full calendar month thereafter, and expire on the tenth anniversary of the date of grant.  Subject to certain exemptions and conditions, if a grantee ceases to be an employee of ours for any reason other than death, all of the grantee’s options that were exercisable on the date of termination of employment will remain exercisable for 60 days after the date of such termination.  In the case of death, all of the grantee’s options that were exercisable on the date of death will remain exercisable for a period of 180 days from such date.  Options issued under the 2002 Plan may not be sold, pledged, assigned, transferred or otherwise disposed of other than pursuant to applicable laws of descent and distribution or for estate planning purposes if approved by the Board.  The Board generally has the power and authority to amend or terminate the 2002 Plan at any time without approval from our stockholders; however, no amendment may, in any material respect, adversely impair the rights of any grantee without the grantee’s written consent.  No option awards have been granted under the 2002 Plan since June 2004 and no options remain available for future issuance under this plan.  The terms of the Pre-IPO Non-Plan Grants are materially similar to the terms of options granted under the 2002 Plan.  The total number of shares issuable upon exercise of the Pre-IPO Non-Plan Grants is 51,958, and the weighted-average exercise price of the Pre-IPO Non-Plan Grants is $5.89 per share.  Four of the Pre-IPO Non-Plan Grants, exercisable for an aggregate of 18,301 shares of common stock, were issued to individuals other than our directors or executive officers.  The vesting schedule of those four Pre-IPO Non-Plan Grants is as follows: (a) two options, exercisable for an aggregate of 13,828 shares, vested as to 25% after one year, and as to 2.083% upon the end of each full calendar month thereafter, (b) one option, exercisable for an aggregate of 4,066 shares, vested in full on the grant date, and (c) one option, exercisable for an aggregate of 407 shares, vested as to 4.167% upon the end of each full calendar month following the grant date.  In November 2004, our Board fully accelerated the vesting of two out of the three option grants subject to vesting at grant.  The remaining Pre-IPO Non-Plan Grant was issued to one of our directors, Mr. Michalik.  On December 31, 2003, Mr. Michalik was granted an option to purchase 40,657 shares at a per share exercise price of $6.47, of which 33,657 remain outstanding as of December 31, 2010.  This option expires on December 31, 2013, vested as to 25% of the shares subject thereto on June 30, 2004, and vested as to 2.083% upon the end of each full calendar month thereafter.  Mr. Michalik’s option became fully vested in June 2008.  Thus, all five of the Pre-IPO Non-Plan Grants are fully vested as of December 31, 2010.  The Inducement Non-Plan Grant was issued to Thomas F. O’Neil III, our former Vice Chairman.  On April 1, 2008, Mr. O’Neil was granted an option to purchase 100,000 shares at a per share exercise price of $39.70, which was originally scheduled to vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award.  In connection with the termination of Mr. O’Neil’s employment on December 31, 2009, we entered into a consulting agreement with him that provides that his outstanding equity awards will continue to vest through the end of the consulting term.  Accordingly, 50,000 of the shares subject to the option were cancelled upon the termination of Mr. O’Neil’s employment on December 31, 2009, 25,000 of the shares subject to the option vested on December 31, 2009, and 25,000 of the shares subject to the option vested on April 1, 2010.  Mr. O’Neil’s option will expire 90 days after termination of his services as a consultant to the Company.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership

Based on a review of filings with the SEC, the following represents each person known to us to be the beneficial owner of more than five percent of the Company’s common stock:
	Ownership
Name and Address	Common Stock	Percent (%)
Wellington Management Company, LLP (1) 280 Congress Street Boston, MA 02210	4,128,685	9.71%

BlackRock, Inc, et al.(2) 40 East 52nd Street New York, NY 10022	3,370,199	7.92%

(1)

This disclosure is based upon a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 14, 2011.  As of December 31, 2010, Wellington reported shared voting power as to 3,163,170 shares and shared dispositive power as to 4,128,685 shares.  We have not attempted to verify independently any of the information contained in this Schedule 13G.

(2)

This disclosure is based upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) and other affiliated entities with the SEC on February 9, 2011.  BlackRock and the other affiliated entities reported sole voting and dispositive power as of December 31, 2010, as to 3,370,199 shares.  We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

   The following table sets forth the beneficial ownership of our common stock as of March 28, 2011, by (a) each of the named executive officers in the Summary Compensation Table, (b) each director and nominee for director, and (c) all directors and executive officers as a group.

Name	Common Stock	Percent
Carol J. Burt	5,415	*
David J. Gallitano	22,442	*
D. Robert Graham	25,348	*
Kevin F. Hickey	37,441	*
Christian P. Michalik	91,085	*
Glenn D. Steele, Jr., M.D.	9,285	*
William L. Trubeck	8,325	*
Paul E. Weaver	8,325	*
Charles G. Berg	381,245	*
Alec Cunningham	80,736	*
Thomas L. Tran	95,716	*
Walter W. Cooper	5,168	*
Scott D. Law	—	*
Rex M. Adams(1)	—	*
All Directors and Executive Officers as a Group (20 persons)	786,071	1.83

*	Less than one percent
(1)	Based on information known to the Company. Mr. Adams’ employment was terminated effective November 1, 2010.

For purposes of the preceding table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common stock that such person or group has the right to acquire within 60 days after March 28, 2011.  For purposes of computing the percentage of outstanding common stock beneficially owned by each person named above, any shares that such person has the right to acquire within 60 days after March 28, 2011, are deemed outstanding but such shares are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.  Each person has sole voting and dispositive power with respect to all of the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.  The table below provides additional detail regarding securities ownership of our Board and management.

	Included			Excluded
Name	Common Stock	Unvested Common Stock	Vested Stock Options	Stock Options that Vest in More than 60 Days	Restricted Stock Units that Vest in More than 60 Days	Performance Stock Units that Vest in More than 60 Days(1)
Carol J. Burt	—	5,415	—	—	—	—
David J. Gallitano	14,047	8,395	—	—	—	—
D. Robert Graham	7,255	3,610	14,483	—	—	—
Kevin F. Hickey	15,541	3,610	18,290	—	—	—
Christian P. Michalik	35,528	3,610	51,947	—	—	—
Glenn D. Steele, Jr., M.D.	1,892	7,393	—	—	—	—
William L. Trubeck	1,572	6,753	—	—	—	—
Paul E. Weaver	1,572	6,753	—	—	—	—
Charles G. Berg	81,245	—	300,000	—	—	—
Alec Cunningham	18,763	1,373	60,600	30,660	53,245	92,429
Thomas L. Tran	20,716	25,000	50,000	61,203	14,808	30,182
Walter W. Cooper	1,778	3,390	—	8,962	33,433	25,844
Scott D. Law	—	—	—	9,748	61,598	25,340
Rex M. Adams(2)	—	—	—	—	—	—
All Directors and Executive Officers as a Group (20 persons)	204,658	81,093	500,320	142,645	224,851	263,899

(1)
Represents the maximum number of performance stock units each executive is eligible to receive based upon the achievement of performance goals as determined in the sole discretion of the Compensation Committee.

(2)	Mr. Adams’ employment was terminated effective November 1, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC and NYSE.  Officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms, or written representations from reporting persons that all reportable transactions were reported, we believe that all our executive officers, directors and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) during the 2010 fiscal year.

Other Information

Stockholder Proposals

            For our 2012 Annual Meeting of Stockholders, under the SEC’s requirements, any stockholder proposals must be received no later than December 14, 2011, in order to be eligible for inclusion in our 2012 proxy statement. In addition, our bylaws provide that no business may be transacted at an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the date of the anniversary of the previous year’s annual meeting.  Accordingly, any stockholder proposal to be considered at the 2012 Annual Meeting of Stockholders that is not included in our 2012 proxy statement, including any stockholder nominations for the Board of Directors, must be properly submitted to us not earlier than January 26, 2012, nor later than February 25, 2012.  Please mail your proposals to the Company to the attention of Timothy S. Susanin, Secretary, 8735 Henderson Road, Tampa, Florida 33634.

Committee Reports

The information contained in the Compensation Committee Report and the Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.

Proxy Solicitation Costs

This proxy solicitation is sent on behalf of our Board, and all costs and expenses associated with soliciting proxies will be borne by the Company.  In addition to the use of the mails, the directors, officers and our associates by personal interview, telephone or telegram may solicit proxies.  Such directors, officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.  Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.  We have retained Georgeson, Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee of $9,500 plus fees for any retail stockholder outreach services and reimbursement for out-of-pocket expenses.

 Multiple Stockholders Having the Same Address

   We have adopted a process called “householding” for mailing proxy materials in order to reduce costs.  Householding means that stockholders who share the same last name and address will receive only one copy of our 2010 Annual Report on Form 10-K and this proxy statement (the “proxy materials”), unless we receive contrary instructions.  We will continue to mail a proxy card to each stockholder of record.  If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request.  If you hold your shares in street name, you should direct your request to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone number (800) 542-1061.  If you are a registered holder, you should direct your request to WellCare Health Plans, Inc., C/O Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078, telephone number (781) 575-2879.  You may also request copies of our proxy materials or notify us that you wish to receive a separate copy of these documents for each stockholder, or a single copy for each address, by writing to Investor Relations Department, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379, or by calling (813) 206-3916.  The Company’s annual report on Form 10-K for the year ended December 31, 2010 and this proxy statement are also available at www.proxyvote.com.

Requests for Additional Information

   We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2010, as filed with the SEC.  We will provide copies of any exhibit(s) to our Annual Report on Form 10-K upon request and upon payment of a reasonable fee not to exceed our costs in providing such copy.  We will also provide to any person without charge, upon request, a copy of our Code of Conduct and Business Ethics, our Corporate Governance Guidelines and our Board Committee Charters.  Any such requests should be made in writing to Investor Relations, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379.  A copy of these documents and our other SEC filings are also available on our website at www.wellcare.com.  We intend to disclose future amendments to, or waivers from, the provisions of the Code of Conduct and Business Ethics, if any, made with respect to any of our directors and executive officers on our website.

WELLCARE HEALTH PLANS, INC. PO BOX 31379 TAMPA, FL 33631-3379
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M34407-P09201	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WELLCARE HEALTH PLANS, INC.
The Board of Directors recommends you vote FOR the following:
. 1. Election of ten directors to hold office until the Company’s 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified.	For Against Abstain
Nominees:
1a. Charles G. Berg	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
1b. Carol J. Burt 1c. Alec Cunningham	☐ ☐	☐ ☐	☐ ☐	2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
1d. David J. Gallitano	☐	☐	☐	3.	Advisory vote on the compensation of the Company’s named executive officers (“Say on Pay”).
1e. D. Robert Graham	☐	☐	☐	☐	☐	☐
1f. Kevin F. Hickey	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
1g. Christina P. Michalik	☐	☐	☐	4.	Advisory vote on the frequency of the Say on Pay advisory vote.	☐	☐	☐	☐
1h. Glenn D. Steele, Jr. M.D.	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:	For Against	Abstain
1i. William L. Trubeck 1j. Paul E. Weaver	☐ ☐	☐ ☐	☐ ☐	5.	Stockholder proposal regarding a political contributions and expenditures report, if properly presented at the Annual Meeting.	☐ ☐ ☐

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Join owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M34408-P09201

WELLCARE HEALTH PLANS, INC.
PROXY FOR 2011  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2011
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alec Cunningham, Chief Executive Officer, and Timothy S. Susanin, Secretary, and each of them, attorneys with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of WellCare Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2011 Annual Meeting of Stockholders to be held at WellCare's corporate headquarters, 8735 Henderson Road, Tampa, Florida 33634, on May 25, 2011, at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof.

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE,  THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES  LISTED IN PROPOSAL 1; FOR PROPOSAL 2; FOR PROPOSAL 3; FOR 1 YEAR SAY ON PAY VOTES IN PROPOSAL 4; AGAINST PROPOSAL 5; AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS.

IF VOTING  BY MAIL, YOU MUST COMPLETE THE OTHER SIDE OF THIS CARD.

Continued and to be signed on reverse side